SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Washington Real Estate Investment Trust
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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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WASHINGTON REAL ESTATE INVESTMENT TRUST 6110 Executive Boulevard, Suite 800 Rockville, Maryland 20852 Telephone 301-984-9400 Facsimile 301-984-9610 Website www.writ.com
March 28, 2014
Dear Shareholder,
You are cordially invited to attend the Annual Meeting of Shareholders of Washington Real Estate Investment Trust to be held on Thursday, May 15, 2014. A formal Notice of the meeting and a Proxy Statement describing the proposals to be considered and voted upon are enclosed.
The Board of Trustees has nominated two individuals for election as trustees at the meeting and recommends that shareholders vote in favor of their election. In addition to the election of the trustees, we are recommending your ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014. Lastly, with respect to executive compensation matters, we are recommending your approval of our executive compensation program in a non-binding advisory vote.
Regardless of the number of shares you own, your vote is important. Please read the Proxy Statement, then complete, sign and return your Proxy Card in the enclosed envelope. You may also authorize a proxy to vote via telephone or the Internet. Just follow the instructions on the enclosed card.

Best Regards,

/s/ Charles T. Nason
Charles T. Nason
Chairman of the Board

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be Held on May 15, 2014
This Proxy Statement and our 2013 Annual Report to Shareholders
are available at http://www.edocumentview.com/wre.

WASHINGTON REAL ESTATE INVESTMENT TRUST
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 28, 2014

Notice is hereby given that the Annual Meeting of Shareholders of Washington Real Estate Investment Trust, a Maryland real estate investment trust (“Washington REIT,” “we” or “us”), will be held at the office of Arent Fox LLP at 1717 K Street, NW, Washington, D.C. on Thursday, May 15, 2014, at 8:30 a.m., for the following purposes:

1.	To elect two trustees to serve until the annual meeting of shareholders in 2017 and until their successors are duly elected and qualify;

2.	To consider and vote upon ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014;

3.	To consider and vote on a non-binding, advisory basis upon the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K; and

4.	To transact such other business as may properly come before the meeting.
The trustees have fixed the close of business on March 14, 2014, as the record date for determining holders of shares entitled to notice of and to vote at the Annual Meeting.
Our Annual Report, Proxy Statement and a Proxy Card accompany this Notice.
You are requested, whether or not you plan to be present at the Annual Meeting, to sign and promptly return the Proxy Card. Alternatively, you may authorize a proxy to vote by telephone or the Internet, if you prefer. To do so, you should follow the instructions on the Proxy Card.

By order of the Board of Trustees:

/s/ Laura M. Franklin
Laura M. Franklin
Corporate Secretary

WASHINGTON REAL ESTATE INVESTMENT TRUST
6110 Executive Boulevard, Suite 800
Rockville, Maryland 20852

PROXY STATEMENT

General
This Proxy Statement is furnished by the Board of Trustees (the “Board”) of Washington Real Estate Investment Trust, a Maryland real estate investment trust (“Washington REIT,” “we” or “us”), in connection with its solicitation of proxies for exercise at the Annual Meeting of Shareholders to be held on May 15, 2014, and at any and all postponements or adjournments thereof. On or about March 28, 2014, we mailed a Shareholder Meeting Notice (including an Important Notice Regarding the Availability of Proxy Materials) to shareholders of record as of the close of business on March 14, 2014. This Proxy Statement, the form of Proxy and our Annual Report are first being furnished to shareholders on or about March 28, 2014.
Voting Matters
All properly executed proxies will be voted in accordance with the instructions contained therein. If no instructions are specified, proxies will be voted FOR the election of the trustee nominees listed on the Proxy Card, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014 and FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K. All proxies will be voted in the discretion of the proxy holders on any other matter to come before the meeting, unless otherwise instructed on the Proxy Card.
Abstentions and broker non-votes, if any, are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. A broker non-vote occurs when a broker holding shares for a beneficial owner does not authorize a proxy to cast a vote with respect to a particular proposal because the broker does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. The treatment of abstentions and broker non-votes and the vote required to approve each proposal are set forth under each proposal below under the caption “Voting Matters.” You may revoke your proxy at any time prior to its exercise at the Annual Meeting by submitting, to the Corporate Secretary, a duly executed Proxy Card bearing a later date or by attending the Annual Meeting and voting in person or signing a written revocation of the Proxy Card.
If you hold your shares in “street name” (that is, through a broker or other nominee), you should instruct your broker or nominee how to vote your shares by following the directions provided by your broker or nominee.
Our voting securities consist of common shares of beneficial interest, $0.01 par value per share (“common shares”), of which 66,624,498 common shares were outstanding at the close of business on March 14, 2014. Washington REIT has no other outstanding voting security. Each common share outstanding as of the close of business on March 14, 2014 will be entitled to one vote. The presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter will constitute a quorum at the Annual Meeting. Shareholders do not have cumulative voting rights.

BOARD OF TRUSTEES AND MANAGEMENT
Board and Committee Matters
General
The Board currently consists of nine trustees divided into three classes of three trustees each. We currently have one vacancy on the Board due to the resignation of Terence C. Golden, which occurred on March 11, 2013. The Board expects to determine to either fill such vacancy in the coming months or reduce the size of the Board to eliminate such vacancy.
The terms of the current trustees continue until the Annual Meetings to be held in 2014, 2015 and 2016, and until their successors are duly elected and qualify. At each annual meeting, trustees are elected for a term of three years and until their successors are duly elected and qualify. Washington REIT's bylaws provide that no person shall be nominated for election as a trustee after his or her 72nd birthday, except under circumstances set forth in the bylaws.
The Board has determined that all trustees, with the exception of Mr. McDermott, are “independent,” as that term is defined in the applicable listing standards of the New York Stock Exchange.
The Board provides a process for shareholders and other interested parties to send communications to the entire Board or to any of the trustees. Shareholders and interested parties may send these written communications c/o Corporate Secretary, Washington Real Estate Investment Trust, 6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852. All communications will be compiled by the Corporate Secretary and submitted to the Board or the trustees on a periodic basis.
All members of the Board attended the Annual Meeting in 2013. The Board does not have a formal written policy requiring trustees to attend the Annual Meeting, although trustees have traditionally attended.
The Board held ten meetings in 2013. During 2013, each incumbent trustee attended at least 75% of the total number of meetings of the Board and committees on which he or she served. Washington REIT's non-management trustees meet without management at regularly scheduled executive sessions that are presided over by Mr. Nason in his capacity as Chairman. In 2013, the Board met in executive session without the Chief Executive Officer five times.
Corporate Governance/Nominating Committee
The Corporate Governance/Nominating Committee met six times in 2013. The Corporate Governance/Nominating Committee members are Chairwoman White and Messrs. McDaniel, Russell and Winns. All members of the Corporate Governance/Nominating Committee are “independent,” as that term is defined in the applicable listing standards of the New York Stock Exchange. The Corporate Governance/Nominating Committee performs the duties described in the Corporate Governance/Nominating Committee Charter adopted by the Board. The Corporate Governance/Nominating Committee Charter is available on our website, www.writ.com, and upon written request. Among other things, the Corporate Governance/Nominating Committee develops and recommends Corporate Governance Guidelines for Board approval and recommends nominees for election to the Board as outlined in the Corporate Governance/Nominating Committee Charter.
Trustee Selection Process
The Corporate Governance/Nominating Committee's process for the recommendation of trustee candidates, as it exists from time to time, is described in our Corporate Governance Guidelines. Set forth below is a summary of the process that the Corporate Governance/Nominating Committee currently utilizes for the consideration of trustee candidates. The Corporate Governance/Nominating Committee may, in the future, modify or deviate from this process in connection with the selection of a particular trustee candidate.

•
The Corporate Governance/Nominating Committee develops and maintains a list of potential candidates for Board membership on an ongoing basis. Corporate Governance/Nominating Committee members and other Board members may recommend potential candidates for inclusion on such list. In addition, the Corporate Governance/Nominating Committee, in its discretion, may seek potential candidates from organizations, such as the National Association of Corporate Directors, that maintain databases of potential candidates. As well, shareholders may put forward potential candidates for the Corporate Governance/Nominating Committee's consideration by submitting candidates to the attention of the Corporate Governance/Nominating Committee at our executive offices in Rockville, Maryland. The Corporate Governance/Nominating Committee screens all potential candidates in the same manner regardless of the source of the recommendation.

•
The Corporate Governance/Nominating Committee reviews the attributes, skill sets and other qualifications for potential candidates (see current attributes, skill sets and other qualifications below) from time to time and may modify them based upon the Corporate Governance/Nominating Committee's assessment of the needs of the Board and the skill sets required to meet those needs.

•
When the Corporate Governance/Nominating Committee is required to recommend a candidate for nomination for election to the Board at an annual or special meeting of shareholders, or otherwise expects a vacancy on the Board to occur, it commences a candidate selection process by reviewing all potential candidates against the current attributes, skill sets and other qualifications to determine whether a candidate is suitable for Board membership. This review may also include an examination of publicly available information and consideration of the New York Stock Exchange independence requirement, the number of boards on which the candidate serves, the possibility of interlocks, other requirements or prohibitions imposed by applicable laws, regulations or Washington REIT policies and practices, and any actual or potential conflicts of interest.

•
The Corporate Governance/Nominating Committee then determines whether to remove any candidate from consideration as a result of the foregoing review. Thereafter, the Corporate Governance/Nominating Committee determines a proposed interview list from among the remaining candidates and recommends such interview list to the Board prior to direct discussion with any candidate.

•
Following the Board's approval of the interview list, the Chairman of the Corporate Governance/Nominating Committee or, at his or her discretion, other trustees contact and interview the potential candidates on such list. After the completion of candidate interviews, the Corporate Governance/Nominating Committee determines a priority ranking of the potential candidates on the interview list and recommends such priority ranking to the Board.

•
Following the Board's approval of the priority ranking, the Chairman of the Corporate Governance/Nominating Committee or, at his or her discretion, other trustees contact the potential candidates based on their order in the priority ranking. When a potential candidate indicates his or her willingness to accept nomination to the Board, the recommendation process is substantially complete. Subject to a final review of eligibility under Washington REIT policies and applicable laws and regulations using information supplied directly by the candidate, the Board then nominates the candidate.

The Corporate Governance/Nominating Committee's minimum qualifications and specific qualities and skills required for trustees, as they exist from time to time, are also set forth in our Corporate Governance Guidelines. Our Corporate Governance Guidelines currently provide that each trustee candidate, at a minimum, should possess the following attributes: integrity, business judgment, credibility, collegiality, professional achievement, constructiveness and public awareness. Our Corporate Governance Guidelines also provide that, as a group, the independent trustees should possess the following skill sets and characteristics: financial acumen equivalent to the level of a public company chief financial officer or senior executive of a capital market, investment or financial services firm; operational or strategic acumen germane to the real estate industry or another industry with similar characteristics; public and/or government affairs acumen; corporate governance acumen, gained through service as a senior officer or director of a publicly-owned corporation or comparable academic or other experience; and diversity in terms of both the gender and ethnicity of the individuals involved and their various experiences and areas of expertise.
Policy Regarding Diversity
The Board maintains a policy with regard to consideration of diversity in identifying trustee nominees. In October 2009, the Board revised our Corporate Governance Guidelines to add diversity as one of the five primary skill sets and characteristics that the independent trustees should possess as a group. As a result, consistent with this policy, the Corporate Governance/Nominating Committee specifically considers diversity as a factor in the selection of trustee nominees. As noted above, the Board defines diversity in our Corporate Governance Guidelines in terms of both the gender and ethnicity of the individuals involved and their various experiences and areas of expertise.
The Board and the Corporate Governance/Nominating Committee both assess the policy to be effective insofar as it has been actively incorporated into discussions of the Corporate Governance/Nominating Committee with respect to Board membership occurring since the policy was adopted.
Compensation Committee
The Compensation Committee met ten times in 2013. Compensation Committee members are Chairman Civera, Messrs. Byrnes and Russell and Ms. White. All members of the Compensation Committee are “independent,” as that term is defined in the applicable listing standards of the New York Stock Exchange. The Compensation Committee is responsible for making decisions and recommendations to the Board with respect to executive compensation. The Compensation Committee Charter is available on our website, www.writ.com, and upon written request.

Audit Committee
The Audit Committee met six times in 2013. The Audit Committee members are Chairman Byrnes and Messrs. Civera, McDaniel and Winns. Mr. Golden was a member during 2013, but resigned as a trustee effective March 11, 2013. All members of the Audit Committee are, and were during 2013, “independent,” as that term is defined in the applicable listing standards of the New York Stock Exchange. The Board has determined that each member of the Audit Committee other than Mr. Winns qualifies as an audit committee financial expert, as that term is defined in the rules of the Securities and Exchange Commission (“SEC”). The Audit Committee assists the Board in oversight of financial reporting, but the existence of the Audit Committee does not alter the responsibilities of Washington REIT's management and the independent accountant with respect to the accounting and control functions and financial statement presentation. For a more detailed description of the Audit Committee's duties and responsibilities, please refer to the “Audit Committee Report” below in this Proxy Statement. The Audit Committee Charter is available on our website, www.writ.com, and upon written request.
Board Leadership Structure
The Board has concluded that Washington REIT should maintain a Board leadership structure in which either the Chairman or a lead trustee is independent under the rules of the New York Stock Exchange. As a result, the Board adopted a Corporate Governance Guideline setting forth this policy on Board leadership. The Corporate Governance Guideline, which was originally adopted by the Board on October 22, 2009, and later updated on February 18, 2010 and May 18, 2010, is set forth below:
The Board annually elects one of its trustees as Chairman of the Board. The current Chairman of the Board is independent under the rules of the NYSE.
In the future, the Chairman of the Board may or may not be an individual who is independent under the rules of the NYSE (and may or may not be the same individual as the Chief Executive Officer). At any time that the Chairman of the Board is not an individual who is independent under the rules of the New York Stock Exchange, the Board will appoint a Lead Independent Trustee elected by the independent trustees. The Lead Independent Trustee has authority to:

•	preside at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent trustees;

•	serve as a liaison between the Chairman of the Board and the independent trustees;

•	approve information sent to the Board;

•	approve meeting agendas for the Board;

•	approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	call meetings of the independent trustees; and

•	if requested by major shareholders, consult and directly communicate with such shareholders.
In 2013, the Board elected Mr. Nason as Chairman. Mr. Nason is an independent trustee under the listing standards of the New York Stock Exchange.
The Board believes the leadership structure described in its Corporate Governance Guideline set forth above is appropriate because it ensures that the Board will have significant independent leadership regardless of whether, in the future, the Chairman is independent under the rules of the New York Stock Exchange.
Board Role in Risk Oversight
The Board has adopted a policy delineating the roles of the Board and its various committees in an ongoing risk oversight program for Washington REIT. As an initial matter, the Board considers actual risk monitoring and management to be a function appropriately delegated to Washington REIT management, with the Board and its committees functioning in only an oversight role. In this oversight role, the Board's policy provides that:

•	the Board will coordinate all risk oversight activities of the Board and its committees, including appropriate coordination with Washington REIT's business strategy

•	the Audit Committee will oversee financial reporting risk, risk relating to information technology systems and risk relating to REIT non-compliance

•	the Compensation Committee will oversee financial risk, financial reporting risk and operational risk, in each case arising from Washington REIT's compensation plans

•	the Corporate Governance/Nominating Committee will oversee executive succession risk and board function risk

•	the Investment Committee (which is currently comprised of all of Washington REIT's trustees) will oversee risks related to Washington REIT's acquisitions, dispositions and developments

•	the Board will oversee all other risks applicable to Washington REIT, including operational, catastrophic and financial risks that may be relevant to Washington REIT's business
Under its policy, the Board also involves the Audit Committee in its risk oversight functions as required by applicable New York Stock Exchange rules.
Related Party Transactions
Washington REIT notes the following transactions involving members of the Board of Trustees:

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MedStar Health Systems is a tenant under commercial leases with Washington REIT entered into in the ordinary course of business. Mr. Civera served in a board capacity (i.e., as a director and the non-executive Chairman) with MedStar Health until November 2013, but was not an employee, executive officer or shareholder of such organization (MedStar Health is a non-profit corporation).

•
Lockheed Martin Corporation is a tenant under commercial leases with Washington REIT entered into in the ordinary course of business. Mr. Winns serves as an employee of Lockheed Martin but is not an executive officer, board member or 1% shareholder of such company. In addition, payments from Lockheed Martin to Washington REIT under the leasing arrangements are significantly less than 1% of either Washington REIT's or Lockheed Martin's 2013 gross revenues.

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Pepco Holdings, Inc. is a regulated utility in the Washington, D.C. area and provides electric supply to Washington REIT's properties in the ordinary course of business. Mr. Golden (a former member of the Board of Trustees who resigned in March 2013) serves in a board capacity (i.e., as a director) with Pepco Holdings, Inc., but is not an employee, executive officer or 1% shareholder of such company.

For the specific reasons set forth above, we believe -

•	Messrs. Civera and Winns are (and Mr. Golden was during his service) independent under applicable NYSE standards, and

•	Messrs. Civera and Winns constitute (and Mr. Golden constituted during his service) "independent outsiders” under applicable Institutional Shareholder Services (ISS) guidance.
Trustee Compensation
General
For 2013, our non-employee trustees (other than our Chairman) received an annual retainer of $35,000 plus $1,500 per committee meeting. Our Chairman received an annual retainer of $110,000, with no additional compensation for committee meetings attended (other than for the CEO Search Committee). Our Chairman does not sit on any of our committees, but routinely attends committee meetings in the course of exercising his duties as Chairman. Our Committee Chairs also received additional retainers as follows: Audit Committee, $15,000; Corporate Governance/Nominating Committee, $11,000; Compensation Committee, $11,000; and Finance Committee, $11,000. Audit Committee members were also paid an additional retainer of $3,750. With respect to the CEO Search Committee, the members received a monthly retainer of $1,833 plus a $9,000 fee for the interviews. The CEO Search Committee Chair received a retainer of $6,000 in lieu of the monthly retainer.
In addition, on December 17, 2013, each of the non-employee trustees (including our Chairman) received an annual $55,000 common share grant, with the number of common shares determined by the closing price of the common shares on the date of grant. These common shares vested immediately but are restricted in transfer so long as the trustee serves on the Board. As a result of the foregoing, our Board members may only sell their common shares received as compensation for Board service after the conclusion of their service on the Board. We believe this transfer restriction strongly promotes the alignment of our Board members' interests with the interests of our shareholders.
Washington REIT has adopted a non-qualified deferred compensation plan for non-employee trustees which was amended and restated effective October 22, 2013. The plan allows any non-employee trustee to defer a percentage or dollar amount of his or her cash compensation and/or all of his or her share compensation. Cash compensation deferred is credited with interest equivalent to the weighted average interest rate on Washington REIT's fixed rate bonds as of December 31 of each calendar year. The non-employee trustee may alternatively elect to designate that all of his or her annual board retainer and/or all of his or her share compensation be converted into restricted share units at the market price of common shares as of the end of the applicable quarter. The restricted share units are credited with an amount equal to the corresponding dividends paid on Washington REIT's common shares. Upon the expiration of a trustee's term, the deferred compensation plus earnings can be paid in either a lump sum or in installments pursuant to a prior election of the trustee, with compensation deferred into restricted share units being paid in the form of shares. Upon a trustee's death, the trustee's beneficiary will receive a lump sum pay out. The plan is unfunded and payments are to be made from general assets of Washington REIT.
Trustee Compensation Table
The following table summarizes the compensation paid by Washington REIT to non-employee trustees for the fiscal year ended December 31, 2013.

(a)	(b)	(c)	(f)	(j)
Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Change in Pension Value and Deferred Compensation Earnings (3) ($)	Total ($)
William G. Byrnes	$82,645	$54,996	$—	$137,641
Edward S. Civera	63,188	54,996	—	118,184
Terence C. Golden (4)	15,438	—	95	15,533
John P. McDaniel	92,438	54,996	18,401	165,835
Charles T. Nason	110,332	54,996	15,494	180,822
Thomas Edgie Russell, III	63,563	54,996	—	118,559
Wendelin A. White	87,000	54,996	2,418	144,414
Vice Adm. Anthony L. Winns (RET.)	56,750	54,996	—	111,746

(1)	Includes CEO Search Committee fees as follows: Mr. Byrnes, $16,132; Mr. McDaniel, $15,000; Mr. Nason, $16,332 and Ms. White, $20,000.

(2)
Aggregate options held by each non-employee trustee at December 31, 2013, are as follows: Mr. Byrnes, 0: Mr. Civera, 0; Mr. Golden, 0; Mr. McDaniel, 2,000; Mr. Nason, 2,000; Mr. Russell, 0; Ms. White, 0; and Mr. Winns, 0. Aggregate share awards to each non-employee trustee, including deferred compensation shares, as of December 31, 2013, are as follows: Mr. Byrnes, 11,465; Mr. Civera, 14,722; Mr. Golden, 9,267; Mr. McDaniel, 18,878; Mr. Nason, 18,078; Mr. Russell, 14,722; Ms. White, 14,098; and Mr. Winns, 5,297. All share awards are fully vested. See “Ownership of Common Shares by Trustees and Executive Officers” on page 12.

(3)	Represents above market earnings on deferred compensation pursuant to the deferred compensation plan.

(4)	Mr. Golden resigned as a trustee effective March 11, 2013.

Trustee Background
General
The following table sets forth the names and biographical information concerning each of our continuing trustees and our trustee nominees. Each of our trustee nominees currently serves as a trustee.

NAME	PRINCIPAL OCCUPATION	SERVED AS TRUSTEE SINCE	AGE	TERM EXPIRES
Continuing Trustees
William G. Byrnes	Chairman, CapitalSource Inc.	2010	63	2016
John P. McDaniel	Retired Chief Executive Officer, MedStar Health	1998	71	2016
Paul T. McDermott	President and Chief Executive Officer, Washington REIT	2013	52	2016
Charles T. Nason	Chairman, Washington REIT; Retired Chairman, President and Chief Executive Officer, The Acacia Group	2000	67	2015
Thomas Edgie Russell, III	Retired President, Partners Realty Trust, Inc.	2006	71	2015
Vice Adm. Anthony L. Winns (RET.)	President, Middle East-Africa Region, Corporate International Business Development, Lockheed Martin Corporation	2011	58	2015
Trustees Nominees
Edward S. Civera	Retired Chairman, Catalyst Health Solutions, Inc.	2006	63	2014
Wendelin A. White	Partner, Pillsbury Winthrop Shaw Pittman LLP	2008	61	2014
Continuing Trustees
Mr. William G. Byrnes has been a private investor since 2001. He is currently Chairman of the Board of Directors of CapitalSource Inc., a commercial lender operating principally through its subsidiary CapitalSource Bank. He founded, and was Managing Member of, Wolverine Partners, LLC, that operated MUTUALdecision, a mutual fund research business, from September 2006 to October 2012. Mr. Byrnes was co-founder of Pulpfree d/b/a BuzzMetrics, a consumer-generated media research and marketing firm, and served as its Chairman from June 1999 until its sale in September 2005. He was on the Board of Directors of LoopNet, Inc., an information services provider to the commercial real estate industry, from September 2006 until its sale in April 2012. Mr. Byrnes spent 17 years with Alex Brown & Sons, most recently as a Managing Director and head of the investment banking financial institutions group. He has been a full-time and adjunct professor and member of the Board of Regents at Georgetown University. Mr. Byrnes brings the following experience, qualifications, attributes and skills to the Board:

•	Real estate investment banking and capital markets experience from his 17 years as an investment banker with Alex. Brown & Sons

•	REIT industry experience from his involvement over the last 13 years as an independent director of three publicly-traded REITs and an institutional fund focused on investing in REITs

•	Retail and residential real estate industry experience from his involvement as an independent director of Sizeler Property Investors from 2002 to 2006

•	Financial and accounting acumen from his 17 years in investment banking and his service as a public company director

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C./Baltimore corridor for 39 years
Mr.  John P. McDaniel served as Chief Executive Officer of MedStar Health, a multi-institutional healthcare organization, from 1982 until his retirement in January 2008. Since August 2008, he has served as Chairman of the Hickory Ridge Group, a private healthcare consulting and facilities development organization, providing strategic advice, tactical support and access to capital to senior management in the healthcare and technology spaces to improve operations, grow enterprise value or prepare for an exit event. He is also Chairman of Hickory Ridge Capital LLC, a venture capital fund focused on early growth stage healthcare services companies, investing in technology-enabled businesses that have established a strong foundation in emerging healthcare markets. Mr. McDaniel also serves on the boards of Medifast, Inc., Wittenberg University and the Mary and Daniel Loughran Foundation. Mr. McDaniel is immediate past chairman of Washington REIT, past Chairman and current board member of the Greater Washington Board of Trade, a member and past Chairman of the Maryland State Racing Commission, a member of the Board of Heroes, Inc. and a member of the Greater Baltimore Committee. Mr. McDaniel is a Fellow of the American College of Healthcare Executives, a member of the Economic Club of Washington, a member of the National Association of Corporate Directors, and a trustee of the National Capitol Area Foundation. In the past, Mr. McDaniel has also served as a director of Georgetown University, the

Federal City Council, the Greater Baltimore Committee and 1st Mariner Bancorp. Mr. McDaniel brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his 26 years as a chief executive of MedStar Health

•	Medical office real estate industry experience from his involvement in real estate matters as chief executive of MedStar Health

•	Financial and accounting acumen from his 26 years as chief executive of a multi-institutional healthcare organization

•	Involvement in the D.C. business community, including past service as Chairman of the Greater Washington Board of Trade

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C./Baltimore corridor for 44 years
Mr. Paul T. McDermott was elected to the Board of Trustees and named President and Chief Executive Officer of Washington REIT in October 2013. Prior to joining Washington REIT, he was Senior Vice President and Managing Director for Rockefeller Group Investment Management Corp., a wholly owned subsidiary of Mitsubishi Estate Co., Ltd. Prior to joining The Rockefeller Group, he served from 2006 to 2010 as Principal and Chief Transaction Officer at PNC Realty Investors. Between 2002 and 2006, Mr. McDermott held two primary officer roles at Freddie Mac - Chief Credit Officer of the Multifamily Division and Head of Multifamily Structured Finance and Affordable Housing. From 1997 to 2002, he served as Head of the Washington, D.C. Region for Lend Lease Real Estate Investments. Mr. McDermott brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his service as chief executive of Washington REIT and his previous service as Senior Vice President of Rockefeller Group

•
Office, retail and residential real estate industry operating and investment experience from his experience as Senior Vice President of Rockefeller Group, Principal and Chief Transaction Officer at PNC Realty Investors and Chief Credit Officer of the Multifamily Division of Freddie Mac

•	Office and residential development experience from his experience as Head of Washington, D.C. Region for Lend Lease Real Estate Investments

•	Extensive familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C. region for 52 years
Mr. Charles T. Nason is retired Chairman and Chief Executive Officer of The Acacia Group of Washington, D.C. (including Acacia Life, Acacia Federal Savings Bank and the Calvert Group LTD.), now a member company of the Ameritas Group as a result of the merger of the two organizations in 1999. He served Acacia from 1977 to 2005, including as Chief Executive Officer from 1988 to 2003. Mr. Nason is a past Chairman and director of The Greater Washington Board of Trade and the Federal City Council. He served as a director of MedStar Health from 2001 to 2010 and was a member of the Economic Club of Washington. He is also a member of the Board of Trustees of Washington and Jefferson College, and served as its Chairman from 2007 to 2010. In addition, he is a past director of The American Council of Life Insurers and past Chairman of the Insurance Marketplace Standards Association. Mr. Nason brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his 15 years as a chief executive of The Acacia Group

•
Real estate investment and lending experience from his roles in supervising as chief executive The Acacia Group's real estate purchase and sale decisions and in supervising as Chairman Acacia Federal Savings Bank's real estate construction and acquisition lending

•	Financial and accounting acumen from his 15 years of service as a chief executive of an insurance holding company

•	Involvement in the D.C. business community, including past service as Chairman of the Greater Washington Board of Trade

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C. region for 26 years
Mr. Thomas Edgie Russell, III served as President of Partners Realty Trust, Inc., a private real estate company which was previously engaged in the ownership of apartments, offices, and shopping centers, from 1990 until his retirement from active involvement in 2005. Mr. Russell currently serves as a director of Good Samaritan Hospital, a healthcare facility operated by MedStar Health; the Keswick Multi-Care Center, a not-for-profit organization providing skilled nursing care, rehabilitation and adult day services; and The Robert Packard Center for ALS Research at Johns Hopkins, a not-for-profit organization. From 1988 to 1990, Mr. Russell was a director of Florida Rock Industries, a publicly traded construction materials company, prior to its being acquired by Vulcan

Properties Company in 2007, and the Chief Operating Officer of its wholly-owned subsidiary, The Arundel Corporation. He held various executive positions with The Arundel Corporation for approximately 15 years prior to its being acquired by Florida Rock, including serving as Chief Financial Officer from 1981 to 1988. Mr. Russell brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his 15 years as a chief executive of Partners Realty Trust

•	Office, retail and residential real estate industry experience from his involvement as a chief executive of Partners Realty Trust

•
Industrial real estate development experience from his involvement as Chief Financial Officer of The Arundel Corporation, which developed industrial properties in the Washington, D.C./Baltimore corridor

•	Financial and accounting acumen from his 15 years of service as a chief executive and seven years of service as a chief financial officer

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C./Baltimore corridor for 65 years (Mr. Russell is a Baltimore native)
Vice Adm. Anthony L. Winns (RET.) is President, Middle East-Africa Region, Corporate International Business Development, at Lockheed Martin Corporation, a position he has held since January 2013. Between October 2011 and January 2013, Mr. Winns was Vice President, International Maritime Programs, at Lockheed. Between July 2011 and October 2011, Mr. Winns was a defense industry consultant. Mr. Winns retired in June 2011 after 32 years of service in the United States Navy. He served as Naval Inspector General from 2007 to his retirement. From 2005 to 2007, Mr. Winns served as Director/Vice Director for Operations of the Joint Chiefs of Staff. Between 2003 and 2005, he was Deputy Director, Air Warfare Division for the Chief of Naval Operations. Prior to 2003, Mr. Winns served in other staff and leadership positions in Washington, D.C., including at the Bureau of Naval Personnel. He also served as commanding officer of several major commands, including the Pacific Patrol/Reconnaissance task force, the USS Essex, an amphibious assault carrier, and a naval aircraft squadron. Mr. Winns brings the following experience, qualifications, attributes and skills to the Board:

•
General enterprise management and strategic planning experience from his 10 years of service as a commanding officer of various military units (including a naval vessel) and 11 years of service in senior staff positions in the Pentagon

•
Government contracting experience from his three years of service managing U.S. Navy procurement programs as Deputy Director, Air Warfare Division for the Chief of Naval Operations (Washington REIT is a federal contractor and many of Washington REIT's largest tenants and potential future tenants are federal contractors)

•
Washington, D.C. area defense industry experience from his 15 years of service in staff positions in the Pentagon and current service as President, Middle East-Africa Region, Corporate International Business Development, for Lockheed

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C. region for 19 years
Trustee Nominees
Mr. Edward S. Civera served as the Chairman of the Board of Catalyst Health Solutions, Inc., a publicly traded pharmacy benefit management company (formerly known as HealthExtras, Inc.), from 2005 until his retirement in December 2011. In 2012, he served as a senior advisor to management and the Board of Directors of Catalyst Health Solutions in connection with the sale of the company. Mr. Civera also served as Chairman of the MedStar Health System, a multi-institutional healthcare organization until his retirement from the board in November 2013. He currently serves as a trustee on the Board of Notre Dame of Maryland University. From 1997 to 2001, Mr. Civera was the Chief Operating Officer and Co-Chief Executive Officer of United Payors & United Providers, Inc. (UP&UP), a publicly-traded healthcare company that was sold in 2000. Prior to that, Mr. Civera spent 25 years with Coopers & Lybrand (now PricewaterhouseCoopers LLP), most recently as Managing Partner, focused on financial advisory and auditing services. Mr. Civera is a Certified Public Accountant. Mr. Civera has also served as a director of The Mills Corporation and MCG Capital Corporation. Mr. Civera brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his ten years as a public company chief executive or chairman at UP&UP and Catalyst Health Solutions

•
REIT industry experience from his involvement as an independent director of The Mills Corporation from 2005 to 2006 leading its reorganization and sale as Chairman of the Special Committee and Executive Committee

•	Medical office real estate industry experience from his involvement in real estate matters as Chairman of MedStar Health

•	Financial and accounting acumen from his 25 years in public accounting and his service as a public company chief executive

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C./Baltimore corridor for 25 years

Ms. Wendelin A. White is a partner at Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”), where she has practiced law since 1981. Ms. White is a former member of Pillsbury's Managing Board and Compensation Committee and is currently the head of the firm's Washington, D.C. real estate practice group. In each of the past seven years, Ms. White has been ranked by Chambers USA as a leading real estate attorney in the District of Columbia. She is also included in U.S. News - Best Lawyers and Washington Post - Super Lawyers and in 2005 was named by Washington Business Journal as the top real estate transactional attorney in the Washington, D.C. region. Ms. White concentrates her practice on acquisitions and dispositions, development, financing, and joint ventures, including public-private partnerships, involving commercial properties in various industry segments: office, multi-family, retail, hotel and mixed use. Ms. White sits on the boards of Chevy Chase Trust Company and MedStar Georgetown University Hospital, is the General Counsel of the Economic Club of Washington and the Secretary of the International Women's Forum - Washington, D.C., and serves on the Advisory Board, and is Past President, of Commercial Real Estate Women of Washington, D.C. Ms. White brings the following experience, qualifications, attributes and skills to the Board:

•
Real estate transactional experience from her involvement in numerous purchase and sale, financing, joint venture, leasing, workout and other real estate transactions in her 33 years as a real estate attorney with Pillsbury and its predecessors

•	REIT industry experience from her past and current representation of other REITs in her law practice at Pillsbury and its predecessors

•	General legal experience from her 33 years as an attorney with Pillsbury and its predecessors

•	Involvement in the D.C. business community, including current service as General Counsel of the Economic Club of Washington and past service as President of CREW

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C. region for 33 years
Management Background
The following table contains information regarding our officers (other than our President and Chief Executive Officer, Mr. McDermott, who is listed above).

NAME OF EXECUTIVE OFFICER	AGE	POSITION
William T. Camp	51	Executive Vice President and Chief Financial Officer
Laura M. Franklin	53	Executive Vice President Accounting, Administration and Corporate Secretary
James B. Cederdahl	55	Senior Vice President, Property Operations
Thomas C. Morey	42	Senior Vice President and General Counsel
Thomas L. Regnell	57	Senior Vice President and Managing Director, Office Division

NAME OF OFFICER	AGE	POSITION
Paul S. Weinschenk	48	Managing Director and Vice President, Retail Division
Edward J. Murn	46	Managing Director, Residential Division
Mr. William T. “Bill” Camp joined Washington REIT in November 2008 as Executive Vice President and Chief Financial Officer - Elect and was elected to Executive Vice President and Chief Financial Officer on March 3, 2009. Prior to joining Washington REIT, he was Vice President, Assistant Director of Equities at Wachovia Securities, LLC where he was one of the lead portfolio managers overseeing the investment of approximately $7 billion. Prior to the merger between Wachovia Securities, LLC and A.G. Edwards & Sons, Inc. in October 2007, Mr. Camp served as Assistant Director of Equity and Fixed Income Research at A.G. Edwards from 2004. Previously, Mr. Camp served five years as Vice President, REIT Research Group Leader and seven years as a Senior Public Finance Investment Banker, also with A.G. Edwards.
Ms. Laura M. Franklin joined Washington REIT in August 1993 as Assistant Vice President, Finance. In 1995, she was named Vice President, Chief Accounting Officer and Corporate Secretary of Washington REIT. Ms. Franklin was named Senior Vice President, Accounting, Administration and Corporate Secretary in May 2002 and was promoted to Executive Vice President in June 2007. Prior to joining Washington REIT, she was employed by CohnReznick (formerly The Reznick Group), specializing in audit and tax services for real estate clients. Ms. Franklin formerly served on the NAREIT Best Financial Practices Council and was a director of KEEN USA and KEEN Greater DC, a non-profit organization that provides recreational opportunities for children and young adults with mental and physical disabilities. Ms. Franklin is a Certified Public Accountant.
Mr. James B. Cederdahl was promoted to Senior Vice President, Property Operations in May 2012. Previously, he had served as Managing Director, Property Management since January 2006. He joined Washington REIT as Senior Property Manager in August 1994 and was promoted to Director in 1999. Between 1984 and 1994, he performed management and leasing operations for a portfolio consisting of both retail and office buildings at Gates, Hudson, & Associates.
Mr. Thomas C. Morey joined Washington REIT in October 2008 as Senior Vice President and General Counsel. Prior to joining Washington REIT, he served in a business role as Chief Operating Officer of Medical Funding Services, Inc., a provider of financial and administrative services to healthcare companies, from February 2006 to September 2008. Previously, Mr. Morey was a corporate partner with Hogan & Hartson LLP, a multi-national law firm (now known as Hogan Lovells), where he focused on capital market transactions, mergers and acquisitions, strategic investments and general business matters for national and regional office, retail, residential, lodging and other REITs. From 1997 to 1998, Mr. Morey was a corporate attorney with Jones Day in Dallas, Texas. Mr. Morey is a member of the Board of Directors of the Maryland Chamber of Commerce and also serves on the Executive Committee of the Maryland Chamber of Commerce.
Mr. Thomas L. Regnell joined Washington REIT in January 1995 as Vice President, Acquisitions. Mr. Regnell was named Managing Director, Acquisitions in 2001 and was promoted to Senior Vice President, Acquisitions in October 2007. In November 2012, Mr. Regnell assumed responsibilities as head of our Office Division and currently serves as Senior Vice President and Managing Director, Office Division. From 1992 through 1994, Mr. Regnell served as an Investment (Acquisitions) Officer with Federal Realty Investment Trust. Previously, Mr. Regnell was a Vice President with Spaulding & Slye Company, a real estate development, brokerage and management company.
Mr. Edward J. Murn, IV, joined Washington REIT in April 2013 as Managing Director, Residential Division. Prior to joining Washington REIT, he was Director of Development at The Tower Companies from September 2008 to March 2013, where he was responsible for metro DC area projects including The Blairs, White Flint Mall, and Tower Oaks. His previous experience was as Vice President of Multifamily Development and Team Leader at Kettler, Inc. from 2004 to 2008; as Director of Acquisitions & Development, Northeast Investment Group at Archstone-Smith Trust from 2001 to 2004; and as Director of Capital Markets at Charles E. Smith Residential Realty, Inc. from 2000 to 2001. Mr. Murn began his professional career as a banker with Citizens Bank of Maryland and First Horizon Construction Lending. Mr. Murn is an active member of the Urban Land Institute and Johns Hopkins Real Estate Forum.
Paul S. Weinschenk, LEED AP, joined Washington REIT in February 2013 as Managing Director and Vice President, Retail Division. Prior to joining Washington REIT, he was Vice President, Retail at The Peterson Companies, a leading Washington, D.C.-based retail development company, for 16 years since 1997. Prior to that, Mr. Weinschenk worked for three years at Apple South, Inc. from 1994 to 1997 acquiring real estate for the company in a five-state area. He also worked for the Chase Manhattan Bank, N.A. in its Owned Real Estate Department from 1992 to 1994. Mr. Weinschenk's professional career began as an architect working for Dewberry. Mr. Weinschenk is an active member of the International Council of Shopping Centers (ICSC), currently serving as State Director for Maryland, Northern Virginia and the District of Columbia.
There are no family relationships between any trustee and/or executive officer. There are no reportable related-party transactions between any members of management and Washington REIT.

Ownership of Common Shares by Trustees and Executive Officers
The following table sets forth certain information concerning all common shares beneficially owned as of March 14, 2014 by each trustee, by each of the NEOs (as defined in “Executive Compensation” below) and by all trustees and executive officers as a group. Unless otherwise indicated, the voting and investment powers for the common shares listed are held solely by the named holder and/or the holder's spouse.

NAME	SHARES OWNED (1)(2)	PERCENTAGE OF TOTAL
William G. Byrnes	32,548	0.05%
William T. Camp	69,547	0.10%
James B. Cederdahl	22,379	0.03%
Edward S. Civera	25,669	0.04%
Laura M. Franklin	94,917	0.14%
John P. McDaniel	26,731	0.04%
Paul T. McDermott	21,000	0.03%
Charles T. Nason	45,530	0.07%
Thomas L. Regnell	72,307	0.11%
Thomas Edgie Russell, III	18,177	0.03%
Wendelin A. White	14,703	0.02%
Vice Adm. Anthony L. Winns (RET.)	5,523	0.01%
All Trustees and Executive Officers as a group (13 persons)	485,153	0.73%

(1)	Includes common shares subject to options exercisable within 60 days, as follows: Mr. McDaniel, 2,000; Mr. Nason, 2,000; and all trustees and executive officers as a group, 4,000.

(2)
Includes common shares issuable, pursuant to vested restricted share units, upon the person's volitional departure from Washington REIT, as follows: Mr. Byrnes, 10,927; Mr. Camp, 10,491; Mr. Cederdahl, 3,150; Ms. Franklin, 10,799; Mr. Nason, 6,865; Mr. Regnell, 5,371; Mr. Russell, 6,865; Ms. White, 9,543; Mr. Winns, 5,523; and all trustees and executive officers as a group, 74,905.

Ownership of Common Shares by Certain Beneficial Owners
Washington REIT, based upon Schedules 13G filed with the SEC, believes that the following persons currently beneficially own more than five percent of the outstanding common shares.

NAME	SHARES OWNED	PERCENTAGE OF TOTAL
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	8,641,741 (1)	13.0%
Thornburg Investment Management Inc. 2300 North Ridgetop Road Sante Fe, NM 87506	5,723,233 (2)	8.6%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	5,411,871 (3)	8.1%
Vanguard Specialized Funds - Vanguard REIT Index Fund 100 Vanguard Blvd. Malvern, PA 19355	4,495,931 (4)	6.7%
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	4,228,620 (5)	6.3%

(1)
Based upon Schedule 13G/A filed February 12, 2014. These securities are owned by various individual and institutional investors for which The Vanguard Group, Inc. serves as investment adviser with power to direct investments and/or power to vote the securities.

(2)	Based upon Schedule 13G filed January 21, 2014.

(3)	Based upon Schedule 13G/A filed January 31, 2014.

(4)	Based upon Schedule 13G/A filed February 4, 2014.

(5)
Based upon Schedule 13G filed February 12, 2014. These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

CD&A Executive Summary

The objectives of our executive compensation program are -
•	to allow Washington REIT to attract and retain talented executives
•	to provide incentives to achieve various financial performance objectives and strategic initiatives, and
•	to link compensation to shareholder results by rewarding competitive and superior performance.

The Compensation Committee designed our compensation program to reward the achievement of specific annual and long-term goals by providing the majority of compensation in the form of variable pay based on financial performance. The Compensation Committee believes this design motivates performance consistent with Washington REIT's short- and long-term business objectives.

The Compensation Committee undertook the following actions with respect to the short-term incentive plan ("STIP") -
•	Established challenging STIP guideline target performance levels for 2013 for Core FFO per share, Core FAD per share and same-store NOI growth of $1.83, $1.46 and 0.9%, respectively
¡
Core FFO and FAD per share guideline target performance levels reflect adjustments by the Compensation Committee for the actual timing of the medical office division sale and related reinvestment of proceeds, because the timing of these events was significantly outside of the control of management

	¡	the STIP guideline target performance levels were not adjusted to reflect the ongoing slowdown in the Washington, D.C. area commercial real estate industry
•	Recognized final STIP Core FFO per share, Core FAD per share and same-store NOI growth performance levels of $1.79, $1.27 and -0.4%, respectively
¡
in recognition of such financial performance, the Compensation Committee determined a combined score for the financial goals (60% weighting) portion of the STIP at a level of 1.0 (on a scale of 1 to 3, with 3 being the highest level of achievement)

	¡	the 1.0 score for the aggregate financial goals was the lowest possible level of achievement which still permitted a payout under the STIP

The Compensation Committee undertook the following actions with respect to the long-term incentive plan ("LTIP") -
•
Determined a 1.0 score (on a scale of 1 to 3, with 3 being the highest level of achievement) with respect to the strategic plan fulfillment goal for the three-year performance period which ended at year end 2013

¡
in making such determination, the Compensation Committee recognized (among other factors) management’s achievement of two entire division sales during the three-year period, representing approximately one-third of Washington REIT’s real estate portfolio

	¡	the 1.0 score for the strategic plan fulfillment goal portion of the LTIP was the lowest possible level of achievement which still permitted a payout under the LTIP
	Á	consistent with the LTIP terms, no awards were made with respect to the relative or absolute total shareholder return (TSR) portions of the LTIP

The Compensation Committee determined 2013 salary levels to be the same as 2012. As a result, there were no executive officer salary raises in 2013.

Lastly, the Board adopted the following policies in 2013:
•	a "clawback" policy (see "Additional Executive Compensation Matters - Clawback Policy" below)
•	a hedging prohibition policy (see "Additional Executive Compensation Matters - Hedging Prohibition Policy" below")

Compensation Objectives and Peer Group Analysis
Washington REIT's executive compensation program primarily consists of base salary, the short-term incentive plan (the "STIP") and the long-term incentive plan (the "LTIP"). The STIP consists of annual cash and restricted share awards. The LTIP consists of awards of unrestricted shares and restricted shares. The objectives of our executive compensation program are to -

•	allow Washington REIT to attract and retain talented executives

•	provide incentives to achieve various financial performance objectives and strategic initiatives, and

•	link compensation to shareholder results by rewarding competitive and superior performance.
The Compensation Committee designed our compensation program to reward the achievement of specific annual and long-term goals by providing the majority of compensation in the form of variable pay that is based on financial performance. The Compensation Committee believes this design motivates performance consistent with Washington REIT's short- and long-term business objectives.
In developing our executive compensation program, the Compensation Committee established the following compensation guidelines:

•	executive base salaries should generally approximate the median, but there should also be flexibility to address particular individual circumstances that might require a different result, and

•
total direct compensation should approximate the 75th percentile of the peer group in circumstances where management has achieved “top level performance” in operational performance and strategic initiatives.

For the 2011 - 2013 period, the Compensation Committee used the 20-company peer group set forth below for comparative purposes in determining future executive compensation. Due to Washington REIT's unique property-type diversification and geographic focus, it is difficult to build a peer group that matches Washington REIT's exact business model. The Compensation Committee's comparison was based on survey data compiled by FPL Associates L.P., in its capacity as an independent consultant serving the Compensation Committee. FPL Associates L.P. compared the compensation of Washington REIT's named executive officers listed on page 31 (NEOs) to the compensation of similarly situated executives employed by companies in the NAREIT compensation survey and the 20-company peer group. The companies in the selected group vary in size, both smaller and larger than Washington REIT, but were recommended by FPL Associates L.P. as appropriate comparable companies based on their approximate size and the complexity of their real estate businesses. The 20-company peer group set forth below was also utilized for the relative total shareholder return component of the LTIP.

Brandywine Realty Trust	Eastgroup Properties, Inc.	Home Properties Inc.	PS Business Parks, Inc.

Corporate Office Properties Trust	Equity One Inc.	Lexington Realty Trust	Realty Income Corporation

Cousins Properties Incorporated	Federal Realty Investment Trust	Liberty Property Trust	Regency Centers Corporation

DCT Industrial Trust Inc.	First Potomac Realty Trust	National Retail Properties, Inc.	Saul Centers, Inc.

Duke Realty Corporation	Highwoods Properties Inc.	Post Properties, Inc.	Weingarten Realty Investors
FPL Associates L.P.'s data compared the compensation of Washington REIT officers based on base salary and total direct compensation, which included base salary, annual incentive compensation and an annualized present value of long-term incentive compensation. The Compensation Committee considers the amount and mix of base and variable compensation by referencing, for each executive level and position, the prevalence of each element and the level of compensation that are provided in the market based on the FPL Associates L.P. comparison analysis.
The Compensation Committee takes into account current financial performance in its evaluation of executive compensation. In particular, the Compensation Committee takes into account current financial performance in determining the payouts of short-term and long-term incentives.
Base Salary
The Compensation Committee reviews and approves salary recommendations annually. For 2013, the Compensation Committee determined base salaries based on the considerations described above. In particular, the Compensation Committee, acting in consultation with FPL Associates L.P., elected to maintain 2012 levels for base salaries of the Chief Executive Officer, the two Executive Vice Presidents and the three Senior Vice Presidents. As a result, the 2013 base salaries determined by the Compensation Committee were $500,000 for the Chief Executive Officer, $350,000 for each of the two

Executive Vice Presidents and $288,000 for each of the three Senior Vice Presidents. These salary levels, when they were set in 2012, were intended to ensure that executive salaries generally approximate the median of the peer group.
Based on the fair value of equity awards granted to the NEOs in 2013 and the base salary of the NEOs, salary accounted for approximately 40% of the total compensation of the NEOs while incentive and other compensation accounted for approximately 60% of the total compensation.

Short-Term Incentive Plan (STIP)
Plan Summary
Under the STIP as it existed in 2013, executives were provided the opportunity to earn awards, payable 50% in cash and 50% in restricted shares, based on achieving various performance objectives within a one-year performance period (except for a portion of such restricted share awards equivalent to 15% of an executive's base salary which were exclusively service-based). Each executive's total award opportunity under the STIP, stated as a percentage of base salary, for the achievement of threshold, target and high performance requirements is set forth in the table below:

		Cash Component (50%)			Restricted Share Component (50%)
		Threshold	Target	High	Threshold	Target	High
President and Chief Executive Officer (1)	Performance-based	58%	113%	195%	43%	98%	180%
	Service-based	—%	—%	—%	15%	15%	15%
Executive Vice President	Performance-based	48%	93%	160%	33%	78%	145%
	Service-based	—%	—%	—%	15%	15%	15%
Senior Vice President	Performance-based	35%	65%	115%	20%	50%	100%
	Service-based	—%	—%	—%	15%	15%	15%
(1) These percentages reflect the standard percentages under the STIP with respect to the CEO position. With respect to Mr. McKenzie only for the year 2013, please refer to “Departing CEO Compensation Agreements.”
STIP performance was evaluated on the following performance goals and weightings:
Financial Goals (60%)
•Core funds from operations (FFO) per share
•Core funds available for distribution (FAD) per share
•Same-store net operating income (NOI) growth
Our performance under these metrics was judged by the Compensation Committee in the aggregate and their aggregate weighting equaled 60%. The specific guideline target, threshold and high levels underlying the aggregate financial performance goals were set by the Compensation Committee within the first 90 days of the one-year performance period (taking into account input from the Board and the Chief Executive Officer). At the completion of the one-year performance period, fulfillment of our financial performance goals was evaluated in the aggregate by the Compensation Committee in its discretion (taking into account input from the Board and a written presentation on satisfaction of such financial performance goals provided by the Chief Executive Officer). At the conclusion of the performance period, the Compensation Committee evaluated aggregate financial goal performance on a scale of 1 (threshold), 2 (target) or 3 (high). The Compensation Committee's evaluation included an assessment of our absolute performance, our performance relative to other companies in our industry, the challenges faced by us and/or the positive external circumstances that may have beneficially impacted our performance. If achievement of the aggregate financial goal performance fell below threshold level (i.e., rated by the Compensation Committee below a level of 1), the portion of the award that was dependent on aggregate financial goal performance would not be paid.
Core FFO per share is calculated by adjusting FFO per share for (1) gains or losses on extinguishment of debt, (2) costs related to the acquisition of properties, (3) severance expense related to corporate reorganization and related to the CEO's retirement, and (4) property impairments not already excluded from FFO, as appropriate. Core FAD per share is calculated by adjusting FAD per share for (1) cash gains or losses on extinguishment of debt, (2) costs related to the acquisition of properties, (3) non-share-based severance expense related to corporate reorganization and related to the CEO's retirement, and (4) property impairments not already excluded from FAD, as appropriate. Core FFO per share and Core FAD per share under the STIP are interpreted to exclude the impact of the two-class method as defined in generally accepted accounting principles when computing earnings per share. NOI is calculated as net income, less non-real estate revenue and the results of discontinued operations (including the gain on sale, if any), plus interest expense, depreciation and amortization and general and administrative expenses. For purposes of evaluating comparative operating performance, we categorize our properties as “same-store” or “non-same-store”. A same-store property is one that was owned for the entirety of the periods being evaluated and excludes properties under redevelopment or development and properties purchased or sold at any time during the periods being compared. A "non-same-store" property is one that was acquired, under redevelopment or development, or placed into service during either of the periods being evaluated. We define redevelopment properties as those for which we expect to spend significant development and construction costs on existing or acquired buildings pursuant to a formal plan which has a current impact on operating results, occupancy and the ability to lease space with the intended result of a higher economic return on the property. Properties under redevelopment or development are included within the non-same-store properties beginning in the period during which redevelopment or development activities commence. Redevelopment and development properties are included in the same-store pool upon completion of the redevelopment or development, and the earlier of achieving 90% occupancy or two years after completion.
FFO per share has wide acceptance as a reported measure of REIT operating performance. FFO per share is equal to a REIT's net income, excluding gains or losses from sales of property, impairment of depreciable real estate and real estate depreciation and amortization. FAD per share is calculated by subtracting from FFO per share (1) recurring expenditures, tenant improvements and leasing costs that are capitalized and amortized and are necessary to maintain our properties and revenue stream, and (2) straight line rents, then adding (3) non-real estate depreciation and amortization, (4) non-cash fair value interest expense, and (5) amortization and expensing of restricted share and unit compensation and adding or subtracting (6) non-cash gain/loss on extinguishment of debt, as appropriate, and (7) the amortization of lease intangibles, as appropriate.
Acquisition/Disposition (20%) and Individual Goals (20%)
•Strategic acquisition/disposition activity
•Individual objectives
At the completion of the one-year performance period, fulfillment of the foregoing goals was evaluated (1) with respect to strategic acquisition/disposition activity, by the Compensation Committee in its discretion, taking into account input from the Board and a written presentation on strategic acquisition/disposition activity provided by the Chief Executive Officer (this goal carried a 20% weighting), and (2) with respect to individual objectives, by the Compensation Committee in its discretion with respect to the Chief Executive Officer and by the Chief Executive Officer in his discretion with respect to all other executives (this goal also carried a 20% weighting). At the conclusion of the one-year performance period, the Compensation Committee or Chief Executive Officer, as applicable, evaluated performance on a scale of 1 (threshold), 2 (target) or 3 (high). If achievement of an acquisition/disposition or individual goal fell below threshold level, the portion of the award that was dependent on the acquisition/disposition or individual goal would not be paid.
The financial, acquisition/disposition and individual performance goals were re-evaluated on an annual basis as to their appropriateness for use in subsequent annual programs under the STIP based on any potential future changes in Washington REIT business goals and strategy. Any modification was approved by the Compensation Committee and Board.
With respect to the 50% of the STIP award payable in restricted shares, the restricted shares (i) vest over a three-year period commencing on the January 1 following the end of the one-year performance period (or, in the case of the service-based restricted shares component, on January 1 of the one-year performance period), (ii) consisted of a number of shares determined by dividing the dollar amount payable in restricted shares by the closing price per share on such January 1 (or, in the case of the service-based restricted shares component, on January 1 of the one-year performance period) and (iii) were issued within 2 1/2 months of the end of the one-year performance period (or, in the case of the service-based restricted shares component, as of January 1 of the one-year performance period). The restricted shares were awarded out of and in accordance with Washington REIT's 2007 Omnibus Long Term Incentive Plan. Washington REIT pays dividends currently on the restricted shares described in this paragraph. Because performance-based restricted shares under the STIP were only issued after the one-year performance period had ended, no dividends were paid on performance-based restricted shares until the actual performance had been achieved.
If, during the three-year vesting period for the restricted shares described in the previous paragraph, the executive's employment is terminated by Washington REIT without Cause, or the executive resigns for Good Reason, retires, dies or becomes subject to a Disability while employed by Washington REIT, or a Change in Control occurs, the restricted shares awarded under the STIP would immediately vest. “Retire” in this context means to resign after reaching age 65 or after reaching age 55 and working at Washington REIT for at least 20 years. “Cause,” “Good Reason,” Disability” and “Change of Control” have the meanings set forth in the STIP.
With respect to the 50% of the award payable in cash under the STIP, 100% of such cash portion was payable within 2 1/2 months of the end of the performance period. The executive could elect to defer 100% of the cash portion pursuant to Washington REIT's Deferred Compensation Plan for Officers. If the executive made such election, the cash was converted to restricted share units and Washington REIT would match 25% of deferred amounts in restricted share units.
The executive was required to be employed on the last day of the performance period to receive a performance-based STIP award, subject to the following exceptions. If during the performance year, the executive's employment was terminated by Washington REIT without Cause, or the executive resigned for Good Reason, retired, died or became subject to a Disability while employed by Washington REIT, the executive would receive an award under the STIP calculated based upon actual results for the full one-year performance period, but the award would be prorated based on the period of employment during the one-year performance period through the date of such event and the portion of the award paid in restricted shares would immediately vest. If a Change in Control occurred during the one-year performance period, the performance goals under the STIP would be prorated based on the period of time during the one-year performance period through the date of the Change in Control, the executive would receive a performance-based award under the STIP that was prorated based on the period of employment during the one-year performance period through the date of the Change in Control and the portion of the award paid in restricted shares would immediately vest.
2013 STIP Determinations by Compensation Committee

In the case of Core FFO per share, Core FAD per share and same-store NOI growth objectives, management proposed guidelines for measuring threshold, target and high performance levels based on Washington REIT's business projection and budget materials. These guidelines were then extensively reviewed by the Compensation Committee and subsequently approved. As originally approved by the Compensation Committee at the beginning of 2013, the Core FFO per share and Core FAD per share guideline targets were $1.86 and $1.49, respectively. At the time that these guidelines were approved, however, management was in the process of initiating a strategically-desirable sale of its medical office division and a related reinvestment of the proceeds. The Compensation Committee determined that the exact timing of these events were beyond the control of management, but would directly affect the Core FFO per share and Core FAD per share guidelines (because, depending upon the particular timing of the sale of medical office assets and related reinvestment, Washington REIT could have significantly greater or smaller Core FFO per share and Core FAD per share). As a result, the Compensation Committee determined, at the time the guidelines were initially approved, to adjust the Core FFO per share and Core FAD per share guidelines based on the final timing of the sale and reinvestment, as determined by the Compensation Committee at the end of the year. For the avoidance of doubt, the Core FFO per share and Core FAD per share guidelines were not adjusted to reflect the ongoing slowdown in the Washington, D.C. area commercial real estate industry.

The resulting guidelines for each of the financial goals across threshold, target, and high performance levels under the STIP (and reflecting the medical office sale and reinvestment timing adjustments noted above) are presented in the table below, along with the 2013 actual results:

	Threshold	Target	High	Final Results Recognized by the Committee
Core FFO per share	$1.74	$1.83	$1.92	$1.79
Core FAD per share	$1.39	$1.46	$1.53	$1.27
Same-store NOI growth	(2.3)%	0.9%	4.2%	(0.4)%

In making its assessment of the performance of financial goals, the Compensation Committee noted that actual performance on one goal was below the guideline target performance level, but actual performance on the two other goals were above the guideline threshold performance level. In recognition of such performance, the combined score for the financial goals (60% weighting) portion of the STIP was determined by the Compensation Committee at a level of 1.0 (on a scale of 1 to 3, with 3 being the highest level of achievement). The 1.0 score for the aggregate financial goals was at the lowest possible level which permitted a payout. Although the Compensation Committee has the ability to subjectively adjust its scoring of the satisfaction of the financial goals in light of factors directly outside the executives' control (e.g., market based conditions), in arriving at the score for this portion of the STIP, the Compensation Committee made no such adjustments or positive consideration to account for what was widely considered to be an extensively challenged commercial real estate environment in Washington, D.C. for Washington REIT due to federal budget uncertainty.

In the case of the strategic acquisition/disposition activity goal (20% weighting), the Compensation Committee reviewed the level of Washington REIT activity in this area over the course of 2013. In particular, the Committee noted that in 2013 management initiated a sale of the medical office division, but did not complete the reinvestment of proceeds from such sale. As a result, the Compensation Committee assessed management's acquisition/disposition activity to be below target level of performance, and awarded an achievement level of 1.0 (on a scale of 1 to 3, with 3 being the highest level of achievement). Similar to the financial goals, the 1.0 score for the strategic acquisition/disposition activity goal was at the lowest possible level which still permitted a payout.

In the case of individual objectives, the objectives were set by the participant's supervisor or, in the case of the Chief Executive Officer, by the Compensation Committee. The participant's supervisor or, in the case of the Chief Executive Officer, the Compensation Committee determined each participant's actual accomplishment compared to the objectives for such participant. For 2013, the individual objectives for each NEO were as follows:

•
Mr. McDermott began his service as Washington REIT’s chief executive on October 1, 2013, and did not participate in the STIP in 2013. His compensation arrangements are described more fully under “New CEO Compensation Arrangements.”

•
Mr. McKenzie ended his service as Washington REIT’s chief executive on September 30, 2013. His STIP participation and specialized individual objectives are set forth under “Departing CEO Compensation Arrangements.”

•
Mr. Camp's objectives included (i) managing the team responsible for the medical office division, analyzing offers and alternatives to optimize sales strategy and monitoring credit line and senior notes compliance, (ii) managing review of the medical office sales proceeds reinvestment and managing the due diligence team to ensure successful underwriting, (iii) determining retention, NOI and occupancy goals for the office and medical office divisions and completing a restructuring of the office division, (iv) working with the office division to foster higher client service, tenant retention and internal and external teamwork, and various other staffing matters, and (v) professional development activity, including expanding his knowledge in critical processes of the firm and industry relationships.

•
Ms. Franklin's objectives included (i) financial/tax activity, including coordinating timely SEC and regulatory filings, ensuring operational and financial controls and assisting with tax matters related to the medical office division sale, (ii) organizational and administration activity, including matters related to the medical office division sale, launching an accounts receivable initiative, ensuring readiness for impact of new healthcare laws, and supporting the Board and its committees, and (iii)  technology activity, including customer retention system implementation.

•
Mr. Cederdahl's objectives included (i) leading the property management, engineering, energy and environmental, and construction and architecture groups in support of the medical office sale and related reinvestment, (ii) growing antenna revenue, establishing a specialty leasing division, managing operational expenses, increasing tenant satisfaction and retention, and prioritization of income-generating capital expenditures, (iii) industry leadership through taking a more active role in various organizations and growing Washington REIT’s sustainability initiatives, and (iv) various administrative and coordination activities among the groups reporting to Mr. Cederdahl.

•
Mr. Regnell's objectives included (i) providing guidance and support to the medical office division sale, (ii) completion of acquisitions in order to achieve the reinvestment of the medical office division sale, (ii) operational activity, including implementation of an asset management model, leasing vacancies, achieving targeted net operating income and maintaining satisfactory tenant retention, (iii) industry leadership through outreach and representation at industry organizations, and (iv) fostering teamwork within the office division, mentoring the office division team to improve customer focus and various personnel matters.

The actual payout amounts for 2013 under the STIP are presented in the Summary Compensation Table and related footnotes within this Proxy Statement.

At the request of the Compensation Committee, an internal audit was performed to review management's calculations for the STIP to confirm that they comply with the STIP. This internal audit was then presented to the Compensation Committee for its review and acceptance.

Revised 2013 STIP for Departing CEO
The STIP was amended, with respect to Mr. McKenzie only, for the year 2013. Such amendments related to the performance goals, weightings and award opportunities under the STIP for 2013. For a complete description, please refer to “Departing CEO Compensation Arrangements.”
Future STIP Modification

On March 27, 2014, the Compensation Committee amended the STIP as follows (which will be effective in 2014) -

•	The performance goals and weightings of the STIP will be revised as follows -

◦	Financial goals will have a 75% weighting (rather than 60%, as the STIP previously provided), comprised of the following three metrics -

▪	Core FFO per share

▪	Core FAD per share, and

▪	Same-store NOI growth.

◦	Individual goals will have a 25% weighting.

◦	As a result, there will no longer be a strategic acquisition/disposition activity goal (which, under the previous STIP, had been weighted at 20%).

•
With respect to the restricted shares component of the STIP award, there will no longer be a service-based portion equivalent to 15% of an executive’s base salary. As a result, the entire restricted shares component of each STIP award (which constitutes 50% of each annual STIP award) will be performance-based. As a further result, the entire restricted shares component of each STIP award will (i) vest over a three-year period commencing on the January 1 following the end of the one-year performance period, (ii) consist of a number of shares determined by dividing the dollar amount payable in restricted shares by the closing price per share on such January 1 and (iii) be issued within 2 1/2 months of the end of the one-year performance period. Washington REIT will continue to pay dividends currently on the restricted shares described in this paragraph. Because the performance-based restricted shares under the STIP will only be issued after the one-year performance period has ended, no dividends will be paid on performance-based restricted shares until the actual performance had been achieved.

The remaining components of the previous STIP (for example, treatment upon termination, treatment upon Change of Control and evaluation mechanisms for goal fulfillment) will generally be maintained.
Long-Term Incentive Plan (LTIP)
Plan Summary
Under the LTIP, executives were provided the opportunity to earn awards, payable 50% in unrestricted shares and 50% in restricted shares, based on achieving various performance objectives within a three-year performance period (commencing on January 1, 2011 and concluding on December 31, 2013). Each executive's total award opportunity under the LTIP, stated as a percentage of base salary, for the achievement of threshold, target and high performance requirements is set forth in the table below:

	Threshold	Target	High
For comparison purposes to long-term incentive plans of other companies, the percentages in the table at left reflect annualized percentages. In order to calculate awards at the conclusion of the three-year performance period, these percentages will be multiplied by three to account for each year in the performance period.

President and Chief Executive Officer	80%	150%	270%
Executive Vice President	50%	95%	170%
Senior Vice President	40%	80%	140%

For purposes of calculating award payouts at the conclusion of the three-year performance period, the level of salary was determined for each executive as of January 1, 2011. Notwithstanding the foregoing, Mr. McKenzie's salary, for purposes of calculating awards under the LTIP, was deemed to be $500,000 (reflecting the Compensation Committee's expectation, at the time the LTIP was adopted, to increase such salary over time to align more closely with chief executive salaries of companies in the 20-company peer group utilized by the Compensation Committee). Mr. McDermott began his service as Washington REIT's chief executive on October 1, 2013, and did not participate in the LTIP during 2013.

LTIP performance was evaluated on both of the following performance goals and weightings:

TSR Goals

•	Absolute TSR (20%)

•	Relative TSR (20%)

For purposes of calculating total shareholder return (TSR) metrics, the “starting price” equaled the average closing price for the 20-day period ending December 1, 2010 and the “ending price” equaled the average closing price for the 20-day period ending December 1, 2013. For absolute TSR, threshold, target and high performance levels were 6%, 8% and 10% total shareholder return over the performance period (calculated on a per annum basis). If absolute TSR fell between 6% and 8% or between 8% and 10%, absolute TSR was to be rounded to the closest TSR percentage in increments of 0.5% (e.g., 8.3% will be rounded to 8.5%) and the portion of the LTIP award that was dependent upon TSR was to be determined by linear interpolation. For relative TSR, Washington REIT's TSR performance was measured over the performance period against the 20-company peer group utilized by the Compensation Committee commencing in 2010. Threshold, target and high performance levels for relative TSR were the 33rd, the 51st and the 76th percentiles, respectively. If relative TSR fell between the these percentiles, the actual relative TSR performance level was to be isolated to a particular interim band of performance (with an associated payout level in between threshold and target performance levels, or target and high performance levels, as applicable). For both absolute and relative TSR goals, if actual TSR fell below the applicable threshold level, the portion of the award that was dependent on such goal was not to be paid.

Strategic Plan Goals

•	Strategic plan fulfillment (60%)
At the completion of the three-year performance period, strategic plan fulfillment was evaluated by the Compensation Committee in its discretion (taking into account input from the Board and a written presentation on strategic plan fulfillment provided by the Chief Executive Officer). This evaluation considered among other factors:

•	Maintenance of an appropriate Core FAD/share growth rate

•	Maintenance of an appropriate debt/EBITDA ratio

•	Maintenance of an appropriate debt service coverage ratio

•	Maintenance of an appropriate Core FAD/dividend coverage ratio

•	Development of Washington REIT's management team

•	Formation of appropriate strategic partnerships

•	Creation of appropriate development transactional activity at Washington REIT

•	Overall improvement of the quality of the Washington REIT portfolio in each case at levels and in manners that promote the fulfillment of Washington REIT's strategic plan. The Compensation Committee could provide informal guidelines from time to time with respect to the financial criteria noted above based on current market conditions, but advised Washington REIT management that its final determination of strategic plan fulfillment at the end of the three-year performance period would not be bound by any such guidelines. At the conclusion of the three-year performance period, the Compensation Committee evaluated performance on a scale of 1 (threshold), 2 (target) or 3 (high). If achievement fell below threshold level, there would be no award.

The LTIP awards were payable 50% in unrestricted shares and 50% in restricted shares, and were awarded out of and in accordance with Washington REIT's 2007 Omnibus Long Term Incentive Plan. These unrestricted shares and restricted shares were to (i) in the case of the restricted shares only, vest over a one-year period commencing on the January 1 following the end of the three-year performance period, (ii) consist of an aggregate number of shares determined by dividing the dollar amount payable in unrestricted shares and restricted shares by the closing price per share on such January 1 and (iii) be issued within 2 1/2 months of the end of the three-year performance period. Washington REIT must pay dividends currently on the restricted shares described above in this paragraph. Because restricted shares under the LTIP were only issued after the three-year performance period ended, no dividends were paid on these shares until performance was achieved.

If, during the one-year vesting period for the restricted shares described in the previous paragraph, the executive's employment was terminated by Washington REIT without Cause, or the executive resigned for Good Reason, retired, died or became subject to a Disability while employed by Washington REIT, or a Change in Control occurred, the restricted shares awarded under the LTIP would immediately vest. “Cause,” “Good Reason,” Disability” and “Change of Control” have the meanings set forth in the LTIP.

The executive was to be employed on the last day of the performance period to receive a LTIP award, subject to the following exceptions. If during the three-year performance period, the executive's employment was terminated by Washington REIT without Cause, or the executive resigned with Good Reason, retired, died or became subject to a Disability while employed by Washington REIT, the executive would receive an award under the LTIP calculated based on (1) actual levels of performance as of the date of such event with respect to the portions of the award that are based on absolute TSR and relative TSR (i.e., 40% in the aggregate) and (2) target levels of performance with respect to the portion of the award based on strategic plan fulfillment (i.e., 60%), but in either case the award would be prorated based on the period of employment during the three-year performance period through the date of such event and the prorated portion of the award would immediately vest. If a Change in Control occurred while the executive was employed by Washington REIT during the three-year performance period, the executive would receive an award calculated in a similar manner as described in the immediately preceding sentence (provided, however, that the award would not be prorated based on the period of employment during the performance period through the date of such event) and the award would immediately vest. In all of the foregoing cases, payment of the award would be accelerated.

The grant date fair values for the LTIP awards for 2011 are presented in the Summary Compensation Table and related footnotes within this Proxy Statement.

2013 LTIP Determinations by Compensation Committee

At the end of the 2011-2013 performance period, the Compensation Committee undertook the evaluation of performance required under the LTIP in order to make its final determinations. As noted above, the evaluation was divided into two parts - TSR goals and strategic plan goals.

TSR Goals

•	Absolute TSR (20%)

•	Relative TSR (20%)

With respect to TSR goals under the LTIP, the Compensation Committee reviewed the total shareholder return calculations against LTIP metrics. As noted above, for the absolute TSR goal, the threshold, target and high performance levels were 6%, 8% and 10% total shareholder return over the performance period (calculated on a per annum basis). As of the end of the performance period, Washington REIT’s absolute total shareholder return for the period was calculated to be -6.61%. As a result, consistent with the LTIP terms, the Compensation Committee made no award with respect to the absolute TSR goal.

For the relative TSR goal, Washington REIT's TSR performance was measured over the performance period against the 20-company peer group utilized by the Compensation Committee. Threshold, target and high performance levels for relative TSR were the 33rd, the 51st and the 76th percentiles, respectively. As of the end of the performance period, Washington REIT’s relative TSR ranked between the 5th and 10th percentile. As a result, consistent with the LTIP terms, the Compensation Committee also made no award with respect to the relative TSR goal.

Strategic Plan Goals

•	Strategic plan fulfillment (60%)

As noted above, the strategic plan fulfillment component of the LTIP was evaluated by the Compensation Committee in its discretion (taking into account input from the Board and a written presentation on strategic plan fulfillment provided by the Chief Executive Officer). Such evaluation took place at the end of the 2011 - 2013 performance period. The LTIP performance guidelines and related performance achievements are set forth in the table below.

LTIP Factors		Guideline	Performance
●	Maintenance of an appropriate Core FAD/share growth rate	3.5% annual growth	Negative growth
●	Maintenance of an appropriate debt/EBITDA ratio	6.0x	5.4x
●	Maintenance of an appropriate debt service coverage ratio	3.0x	2.5x
●	Maintenance of an appropriate Core FAD/dividend coverage ratio	95%	94.5%
Performance (no applicable Guideline)
●	Development of management team	Management team was restructured by operating divisions with stronger expertise at the top of each line of business.
●	Formation of appropriate strategic partnerships	Two new multifamily development projects, 650 N. Glebe and Braddock Gateway, initiated. However, Braddock Gateway project delayed due to market conditions and concerns about oversupply.
●	Creation of appropriate development transactional activity	Initiated a major $35 million redevelopment of Washington REIT’s largest asset, 7900 Westpark Drive.
●	Overall improvement of the quality of the real estate portfolio
Initiated successful sale and reinvestment of the industrial division. Initiated successful sale of medical office division, though reinvestment was incomplete as of end of performance period. The sale of these two divisions - upon the ultimate completion of the medical office reinvestment - will result in the repositioning of approximately one-third of the entire Washington REIT portfolio into higher-quality assets over the three-year performance period, which the Compensation Committee views as a substantial achievement.

In making its assessment of the performance of strategic plan fulfillment, the Compensation Committee noted that various components of the strategic plan fulfillment goals were below the guidelines, but others reflected substantial achievements in the progress of Washington REIT toward its strategic plan objectives determined by the Board and management. The performance related to the maintenance of the Core FAD /dividend coverage ratio was only achieved through the dividend reduction in 2012. Nonetheless, the Compensation Committee viewed the transactional execution demonstrated by management in its two division sales - and, in particular, the industrial division sale which occurred in 2011 - to merit significant consideration and acknowledgment under the LTIP. In recognition of such performance, the combined score for the strategic plan fulfillment goal (60% weighting) portion of the LTIP was determined by the Compensation Committee at a level of 1.0 (on a scale of 1 (threshold), 2 (target) or 3 (high)).

Revised LTIP for Departing CEO
As noted below under “Departing CEO Compensation Arrangements,” the LTIP was amended, with respect to Mr. McKenzie only, to eliminate any possible proration for the year 2013 and to provide that the restricted share portion of the award was to be delivered in fully vested, unrestricted common shares.
Anticipated Future LTIP Modifications
The Compensation Committee anticipates that the LTIP will be amended effective in 2014 as follows -

•	The performance goals and weightings of the LTIP will be revised to be 100% based on total shareholder return (TSR) as follows -

◦	Absolute TSR will have a 50% weighting (rather than 20%, as the LTIP previously provided).

◦	Relative TSR will have a 50% weighting (rather than 20%, as the LTIP previously provided).

◦	As a result, there will no longer be a strategic plan fulfillment goal (which, under the previous LTIP, had been weighted at 60%).

•
The LTIP will be restructured to be on an annual “rolling” basis (rather than a three-year “end-over-end” basis as the LTIP previously provided for during the performance period between 2011 and 2013).

◦
As a result, at the beginning of every year, a new performance period will initiate. At the end of each such performance period, actual TSR performance will be measured against the TSR performance goals to determine the LTIP award.

•
As a result of the proposed change to a “rolling” structure, the Compensation Committee expects to initiate a transition program in order to ensure executives maintain an appropriate level of overall compensation during the phasing period for the new “rolling” structure. The details of this transition program have not been determined.

The Compensation Committee currently contemplates that the remaining components of the LTIP (for example, treatment upon termination and treatment upon Change of Control) will generally align with the previous LTIP. Please note that the foregoing description of anticipated changes to the LTIP reflects the Compensation Committee’s current expectations as of the date of this proxy statement. As a result, the actual final changes to the LTIP ultimately approved by the Compensation Committee could vary from the foregoing description.

Other Components of Executive Compensation Program

New CEO Compensation Arrangements
On August 20, 2013, Washington REIT announced that it had selected Mr. McDermott to be its new President and Chief Executive Officer and had entered into an employment letter specifying the terms of his employment.

The employment letter specified that Mr. McDermott's annual base salary would initially be $500,000. After December 31, 2014, the Board agreed to review his base salary on an annual basis and may increase it in its discretion. In connection with entering into the employment letter, Mr. McDermott was awarded 21,000 restricted common shares on his start date, which was October 1, 2013. These shares will vest in equal installments of 7,000 shares each over a three year period while he remains employed, on the first, second and third anniversary dates of his start date. If he is terminated without Cause (as defined below), all of the then remaining unvested shares will become vested on the termination date.

Under the employment letter, effective January 1, 2014, Mr. McDermott became eligible to participate in the STIP and LTIP at the Chief Executive Officer level, in accordance with the terms of the STIP and the LTIP, as they may be amended by the Board for all participating employees generally from time to time.

The employment letter provides that Mr. McDermott is entitled to an automobile allowance of $14,000 per year and reimbursement of up to $15,000 for legal expenses for reviewing the employment letter. The employment letter also entitles Mr. McDermott to a 401(k) match and participation in our SERP. The employment letter requires Mr. McDermott to protect the confidentiality of Washington REIT confidential information and comply with Washington REIT’s stock ownership guidelines described below in this Proxy Statement. It further provides that he will enter into the form of indemnification agreement entered into by and between Washington REIT and its other officers and Board members.

The employment letter provides that either Mr. McDermott or Washington REIT may terminate the employment relationship at any time for any lawful reason, with or without Cause or Good Reason (as defined below) or notice. If Mr. McDermott's employment is terminated without Cause or he terminates for Good Reason, he would receive the following severance benefits, payable in installments according to Washington REIT’s payroll cycle and pro-rata portions of any STIP and LTIP values as determined by the applicable plans, provided that he signs Washington REIT’s standard separation agreement and general release. If termination without Cause or for Good Reason occurs between October 1, 2013 and September 30, 2015, he would receive 24 months of base salary, and if termination without Cause or for Good Reason occurs on October 1, 2015 or thereafter, he would receive 12 months of base salary.

Under the employment letter, “Cause” means commission of a felony or crime of moral turpitude; conduct in the performance of duties which is illegal, dishonest, fraudulent or disloyal; breach of any fiduciary duty owed to Washington REIT; any action or inaction that constitutes a material breach of the employment letter which is not cured to Washington REIT 's reasonable satisfaction within 30 days of receipt of written notice advising of such material breach; or gross neglect of duty which is not cured to Washington REIT 's reasonable satisfaction within 30 days of receipt of written notice advising of such gross neglect, and “Good Reason” means a material diminution in base salary or a material diminution in overall base compensation earning potential that is not agreed to by the employee (other than due to failure to achieve performance-based measures), a material diminution in authority, duties or responsibilities, a material change in geographic location at which the employee is employed, or any action or inaction by Washington REIT that constitutes a material breach of the employment letter, provided the employee gives written notice within 90 days after the condition providing the basis for such Good Reason first exists and if such Good Reason has not been corrected or cured within 30 days after Washington REIT has received written notice of the employee's intent to terminate his employment for Good Reason and specifying in detail the basis for such termination.

Departing CEO Compensation Arrangements
On January 28, 2013, Mr. McKenzie communicated to the Board his decision to retire from Washington REIT at the end of 2013. The Board then commenced a search for a successor chief executive, resulting in the election of Mr. McDermott as Washington REIT’s new chief executive.

In connection with his intention to retire, Mr. McKenzie and Washington REIT reached an agreement with respect to the terms of his retirement. The agreement contemplated that Mr. McKenzie would continue to serve as President and Chief Executive Officer of Washington REIT through December 31, 2013 or such shorter period as may be determined by the Board. If the Board determined a shorter period, Mr. McKenzie was to remain an employee of Washington REIT through the remainder of 2013 and assist Washington REIT in execution of strategic acquisition and disposition activities, transitioning the role of the chief executive to a new person designated by the Board and performing such other duties as reasonably requested by the Board. Mr. McKenzie was to continue at his current salary and with existing benefits through December 31, 2013, except as specifically noted below. Consistent with the foregoing, Mr. McKenzie resigned as Washington REIT’s chief executive effective as of September 30, 2013, but remained an employee of Washington REIT through December 31, 2013.

Washington REIT expected to execute significant acquisition and disposition activity during 2013 and desired to ensure the involvement of Mr. McKenzie in such activities. As well, Washington REIT desired to have the full cooperation of Mr. McKenzie in connection with the expected transition to a new chief executive. In recognition of these matters and in consideration for the activities of Mr. McKenzie under these arrangements, Washington REIT's STIP and LTIP were modified in the manner described below with respect to Mr. McKenzie only:

STIP: As noted above, the STIP provided for (a) a 60% weighting to three financial performance measures (Core funds from operations per share, Core funds available for distribution per share and same store net operating income), (b) a 20% weighting to acquisition and disposition activity and (c) a 20% weighting to individual performance measures. With respect to Mr. McKenzie only, the STIP was revised for the year 2013 as follows:

•
In lieu of the weightings above, the following weightings applied (a) a 40% weighting to three financial performance measures (Core FFO per share, Core FAD per share and same store NOI, evaluated in the same manner as the STIP) and the completion of a smooth transition to a new chief executive, (b) a 30% weighting to execution of the proposed sale of Washington REIT's medical office division and related reinvestment activities and (c) a 30% weighting to successful pricing of the proposed medical office division sale. Notwithstanding the foregoing, if the Board determined to abandon the proposed medical office division sale, then the Board was to make one of the following two determinations: (x) a determination that such abandonment was because management's execution of the transaction was not satisfactory to the Board, in which case the weightings described in the previous sentence would remain in place, or (y) a determination that such abandonment was due to other circumstances (such as market conditions or a change in strategic direction by the Board), in which case Mr. McKenzie would have a 100% weighting to clause (a) of the preceding sentence and clauses (b) and (c) would not be applicable.

•
The quantitative scoring of Mr. McKenzie's performance was on a 1 (threshold), 2 (target) and 3 (high) scoring system as set forth in the STIP but was based on the weightings described above. The aggregate threshold, target and high award opportunities under the “performance-based” portion of the STIP (inclusive of both cash and equity portions) were revised as follows: (a) threshold rating (i.e., 1.0 score) at 150% of base salary (increased from the STIP level of 101%), (b) target rating (i.e., 2.0) at 260% (increased from the STIP level of 211%), and (c) high rating (i.e., 3.0) at 375% (no increase from the STIP level). The proportions of cash and equity for the “performance based” portion remained as set forth in the STIP. The STIP award of Mr. McKenzie was not to be prorated for any reason as Mr. McKenzie was to remain an employee of Washington REIT for the balance of 2013. The restricted share portion of the STIP award was to be delivered in fully-vested, unrestricted common shares.

•	The actual payout amount for 2013 under the STIP for Mr. McKenzie is presented in the Summary Compensation Table and related footnotes within this Proxy Statement.

LTIP: The LTIP provided for a three-year award to be issued with respect to the 2011-2013 performance period at the conclusion of 2013. With respect to Mr. McKenzie only, the LTIP was revised for the year 2013 as follows:

•	The LTIP award was not be prorated for any reason as Mr. McKenzie was to remain an employee of Washington REIT for the balance of 2013 (thereby completing the three-year performance period).

•	The restricted share portion of the LTIP award was to be delivered in fully vested, unrestricted common shares.

At December 31, 2013, all of Mr. McKenzie's unvested restricted shares and restricted share units under the STIP, Washington REIT's previous long term incentive plans and Washington REIT's deferred compensation plan for officers (including, in particular, Mr. McKenzie's account of restricted share units representing the 25% match to Mr. McKenzie's previous bonus deferrals) vested, and Mr. McKenzie's account under Washington REIT's SERP vested. All vesting and delivery of Washington REIT shares were subject to completion of any necessary time periods required for compliance with Section 409A of the Internal Revenue Code.

Mr. McKenzie executed a covenant in favor of Washington REIT providing that he would not compete with Washington REIT for a period of two years (with “competition” being defined as employment for, board service with or consulting for a public real estate investment trust with more than ten properties in the Washington, D.C. metropolitan area (with his board service to Chesapeake Lodging Trust being permitted in all events)) and would provide consulting services to Washington REIT for a two-year period commencing on January 1, 2014 and ending on December 31, 2015. In consideration of the foregoing, Washington REIT would pay Mr. McKenzie a monthly fee of $20,000 during years 2014 and 2015 and the costs of his COBRA coverage for each of years 2014 and 2015 based on his current health coverage from Washington REIT.

Washington REIT and Mr. McKenzie each provided a full release of claims to the other (other than claims arising from the breach of the foregoing arrangements).
Supplemental Executive Retirement Plan
Because the U.S. Internal Revenue Code limits the benefits that would otherwise be provided by our qualified retirement programs, Washington REIT provides a supplemental executive retirement plan (“SERP”) for the benefit of the NEOs. This plan was established in November 2005 and is a defined contribution plan under which, upon a participant's termination of employment from Washington REIT for any reason other than death, discharge for cause, or total and permanent disability, the participant will be entitled to receive a benefit equal to the participant's accrued benefit times the participant's vested interest. A participant's benefit accrues over years of service. Washington REIT makes contributions to the plan on behalf of the participant ranging from 9.5% to 19% of base salary. The exact contribution percentage is based on the participant's current age and service such that, at age 65, the participant could be expected to have an accumulation (under assumptions made under the plan) that is approximately equal to the present value of a life annuity sufficient to replace 40% of his or her final three year average salary. Vesting generally occurs based on a minimum of 10 years of service or upon death, total and permanent disability, involuntary discharge other than for cause, or retirement or voluntary termination if the participant does not engage in prohibited competitive activities during the two-year period after such retirement or voluntary termination.
Washington REIT accounts for this plan in accordance with Accounting Standards Codification ("ASC") 710, Compensation - General and ASC 320, Investments - Debt and Equity Securities, whereby the investments are reported at fair value, and unrealized holding gains and losses are included in earnings. For the years ended December 31, 2013, 2012 and 2011, Washington REIT recognized current service cost of $325,000, $342,000 and $334,000, respectively.
Deferred Compensation Plan
Beginning in 2007, Washington REIT adopted a plan that allows officers to voluntarily defer salary and STIP awards. The plan allows any officer to defer a percentage or dollar amount of his or her salary and/or his or her STIP awards. Salary deferrals are credited during the year with earnings based on the weighted average interest rate on Washington REIT's fixed rate bonds as of December 31 of each calendar year. STIP awards are deferred as restricted share units, with a 25% match of restricted share units on the deferred amount. The 25% match cliff vests after three years. The restricted share units are credited with an amount equal to the corresponding dividend paid on Washington REIT's common shares. Participants may elect to defer receipt of payments to a specified distribution date that is at least three years from the last day of the year in which the deferral amounts were earned or, if applicable, at least five years from any previously designated distribution date. If a participant has not elected to further defer a distribution beyond the original designated distribution date, then payment will commence upon the earliest of (i) the original specified distribution date, (ii) the date the participant terminates employment from Washington REIT, (iii) the participant's death, (iv) the date the participant sustains total and permanent disability, or (v) a change in control. Amounts deferred into restricted share units will be paid in the form of shares. The plan is unfunded and payments are to be made from general assets of Washington REIT.

Perquisites
NEOs participate in other employee benefit plans generally available to all employees on the same terms. In addition, the NEOs are provided with supplemental life insurance and granted an automobile allowance. The Compensation Committee believes that these benefits are reasonable and consistent with its overall compensation program to better enable Washington REIT to attract and retain key employees. For information on specific benefits and perquisites, see the footnotes to the Summary Compensation Table.
Change in Control Termination Agreements
The change in control agreements with the NEOs discussed below provide for continuation of payments and benefits in the event of termination due to a “change in control” (as defined in these agreements). The basic rationale for these change in control protections is to diminish the potential distractions due to personal uncertainties and risks that inevitably arise when a change in control is threatened or pending.
The termination benefits payable in connection with a change in control require a “double trigger,” which means that (i) there is a “change in control” (as that term is defined in the agreement) and (ii) after the change in control, the covered NEO's employment is “involuntarily terminated” by Washington REIT or its successor but not for “cause” (as both terms are defined in the agreement) or by the NEO for “good reason” (as defined in the agreement) within 24 to 36 months of the change in control (as such period is specified in the covered NEO's agreement). A double trigger was selected to enhance the likelihood that an executive would remain with Washington REIT after a change in control because the executive would not receive the continuation of payments and benefits if he or she voluntarily resigned after the change in control. Thus, the executive is protected from actual or constructive dismissal after a change in control and any new controlling party or group is better able to retain the services of a key executive.
The formula to calculate the change in control benefit is similar for each of the NEOs, with the variable being whether the benefit will be paid for 24 or 36 months. The formula is as follows:
A. A continuation of base salary at the rate in effect as of the termination date for a period based on the levels below:

Executive Position	Period
Chief Executive Officer	36 months
Executive Vice Presidents	24 months
Senior Vice Presidents	24 months
B. Payment of an annual bonus for each calendar year or partial calendar in which the NEO receives salary continuation as described above, in an amount equal to the average annual short-term incentive plan compensation received during the three years prior to the involuntary termination.
C. Payment of the full cost to continue coverage under Washington REIT's group health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the period of time the NEO receives salary continuation up to a maximum of 18 months or until the NEO obtains other comparable coverage, whichever is sooner.
D. Immediate vesting in all unvested common share grants, restricted share units and performance share units granted to the NEO under Washington REIT's 2007 Omnibus Long Term Incentive Plan and immediate vesting in the deferred compensation plans.
Each of our change of control agreements was amended effective November 5, 2012 to eliminate the executive's right to receive a tax “gross-up” payment based on Section 4999 of the Internal Revenue Code. As a result, we no longer have the obligation to provide tax “gross-up” payments to our executives with respect to amounts owed under Section 4999 of the Internal Revenue Code.
In addition to our change in control agreements, our STIP and LTIP each provide for particular awards to be made in the event of a change in control that occurs during the performance period under each such plan. These awards are described in further detail under the headings “Short-term Incentive Plan (STIP)” and “Long-term Incentive Plan (LTIP)” above.
For detailed information on these payments, see “Potential Payments upon Change in Control” on page 36.
Additional Executive Compensation Matters
Say On Pay Results and Consideration
Our 2013 advisory, non-binding say-on-pay proposal received the following votes:

For	Against	Abstain	Broker Non-Votes
42,267,761	1,189,233	399,520	16,007,132
The Compensation Committee considered the foregoing results in connection with the discharge of its responsibilities. Because the 2013 advisory, non-binding say-on-pay proposal received the approval of more than 97% of our shareholders who cast a vote, the Compensation Committee did not implement significant changes to our executive compensation program as a result of the shareholder advisory vote.
Say When on Pay
On July 28, 2011, the Board determined that, consistent with the Board's recommendation for the 2011 annual meeting and the vote of the shareholders, Washington REIT will hold future “say on pay” votes on an annual basis until the next required vote regarding the frequency of “say on pay” votes is conducted.
Tax Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code (“Code”) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a public company's NEO. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance based” as defined in Section 162(m). The benefits under our short-term incentive and long-term incentive plans do not qualify as “performance based” under Section 162(m). Washington REIT believes that it must maintain the flexibility to take actions which it deems to be in the best interests of Washington REIT but which may not qualify for tax deductibility under Section 162(m).
Share Ownership Policy
The Compensation Committee believes that common share ownership allows executives to better understand the viewpoint of shareholders and incentivizes them to enhance shareholder value. As a result, on February 18, 2010, the Compensation Committee and Board adopted stock ownership guidelines for executives which were incorporated by the Board into our Corporate Governance Guidelines. On October 27, 2010, the Compensation Committee and Board adopted a formal stock ownership policy, which formalized and effectuated the stock ownership guidelines previously adopted on February 18, 2010.
The stock ownership policy requires each executive to retain an aggregate number of common shares having a market value at least equal to a specified multiple of such executive's 2010 annual base salary. The applicable multiples of base salary required to be held are as follows:

•	Chief Executive Officer: 3 times

•	Executive Vice President: 2 times

•	Senior Vice President/Managing Director: 1 time
The policy requires that each executive attain the level set forth above within five years after his or her date of employment with Washington REIT or February 18, 2015 (which is five years after the commencement of the stock ownership guidelines on February 18, 2010), whichever is later. The aggregate number of common shares required to be held by each executive in office on February 18, 2010, was determined based on the market value of common shares for the 60 trading days prior to such date. For executives hired or promoted in the future, the aggregate number of common shares or additional common shares required to be held by such executive will be determined based on the market value of common shares on the 60 trading days prior to the date of such hiring or promotion, as applicable. Once established, an executive's common share ownership goal will not change because of changes in his or her base salary or fluctuations in Washington REIT's common share price.
The policy also contains additional terms and conditions, including an interim ownership requirement for executives during the transition period to the full requirements. Under the interim ownership requirement, executives subject to the policy as of February 18, 2010 were required to achieve 50% of their share ownership goal by August 18, 2012.
The multiples of base salary reflected in the stock ownership guidelines above were determined by the Compensation Committee based on the recommendation of the Hay Group (the Compensation Committee's consultant at the time the stock ownership guidelines were adopted), which had presented the Compensation Committee with a survey of stock ownership requirements in the peer group utilized by the Compensation Committee for 2010 compensation and a survey of stock ownership practices of large public companies.

Clawback Policy
Washington REIT has adopted a clawback policy with respect to the return (clawback) from executive officers of incentive compensation. The policy states that, with respect to any incentive awards granted after March 20, 2013, the Board will have the right to seek to recoup all or any portion of the value of such awards in the event of a material restatement of Washington REIT's financial statements covering any of the three fiscal years preceding the payment of an award which results from fraud or misconduct committed by a recipient of such award. The Board may seek recoupment from any award recipient whose fraud or misconduct gave rise or contributed to the restatement. The value with respect to which recoupment may be sought will be determined by the Board. Further, it is the intention of the Board that, to the extent that the final clawback provisions adopted by the SEC and the New York Stock Exchange differ from the foregoing policy, the foregoing policy will be amended to conform to the final provisions.
     Hedging Prohibition Policy
To prevent speculation or hedging by trustees, officers or employees in our shares, Washington REIT has adopted a policy prohibiting hedging. The policy states that Washington REIT considers it inappropriate for any trustee, officer or employee to hedge or monetize transactions to lock in the value of his or her Washington REIT share holdings. Such transactions, while allowing the holder to own Washington REIT shares without the full risks and rewards of ownership, potentially separate the holder's interest from those of the other Washington REIT shareholders. Therefore, no Washington REIT trustee, officer or employee is permitted to purchase or sell derivative securities relating to Washington REIT shares, such as exchange traded options to purchase or sell Washington REIT shares, or other financial instruments that are designed to hedge or offset any decrease in the market value of Washington REIT shares (including but not limited to prepaid variable forward contracts, equity swaps, collars and exchange funds).
Compensation Committee Matters
The Compensation Committee is responsible for making executive compensation decisions and recommending to the Board an overall executive compensation policy. The Compensation Committee is also responsible for making decisions and recommendations to the Board with respect to employee compensation and benefit plan matters. In addition, the Compensation Committee is required to produce an annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable SEC rules and regulations.
The Compensation Committee is comprised of at least three and no more than six independent members of the Board (as the term “independent” is defined in the applicable listing standards of the New York Stock Exchange). The current Compensation Committee charter was adopted on February 20, 2003 and was revised on September 13, 2005, March 23, 2007, December 12, 2008 and April 23, 2013. A copy of the Compensation Committee Charter can be found on our website at www.writ.com. Among other matters, the Compensation Committee charter provides the Compensation Committee with the independent authority to retain and terminate any compensation consulting firms or other advisors to assist in the evaluation of trustee, Chief Executive Officer and other executive compensation.
The Compensation Committee meets at least once annually or more frequently as circumstances require. Each meeting allows time for an executive session in which the Compensation Committee and outside advisors, if requested, have an opportunity to discuss all executive compensation issues without members of management being present. During 2013, the Compensation Committee held 10 meetings.
Compensation Consultant Matters
Pursuant to the Compensation Committee charter, the decision to retain an independent consultant (as well as other advisors) is at the sole discretion of the Compensation Committee, and any such independent consultant works at the direction of the Compensation Committee.
In May 2010, the Compensation Committee elected to engage a new independent consultant. After an extensive interview process, the Compensation Committee selected and engaged FPL Associates L.P. as its independent consultant. The Compensation Committee worked extensively with FPL Associates L.P. in the second half of 2010 to design the STIP and the LTIP, which commenced operation effective January 1, 2011.

As noted above under “Anticipated Future STIP Modifications” and “Anticipated Future LTIP Modifications,” we are in the process of further revising the STIP and LTIP. The Compensation Committee has worked with FPL Associates L.P. in connection with these potential amendments to the STIP and LTIP.

In establishing 2013 executive compensation levels, the Compensation Committee Chairman worked with FPL Associates L.P. to determine the scope of work to be performed to assist the Compensation Committee in its decision making processes.

In conducting its work on 2013 executive compensation levels for the Compensation Committee, FPL Associates L.P. also interacted with other members of the Compensation Committee, the Chief Executive Officer, the Executive Vice President - Accounting, Administration and Corporate Secretary, the Executive Vice President and Chief Financial Officer and the Senior Vice President and General Counsel.

As noted above, FPL Associates L.P. provided the Compensation Committee with competitive pay analysis regarding both the broader market (including the NAREIT survey) and a group of 20 public REITs. FPL Associates L.P. attended Compensation Committee meetings and, upon request by the Compensation Committee, executive sessions to provide advice and counsel regarding decisions facing the Compensation Committee.

During 2013, the independent Special Committee of the Board formed to conduct the search for a new Chief Executive Officer engaged Ferguson Partners, L.P. to assist the Special Committee. FPL Associates L.P. and Ferguson Partners, L.P. are affiliates. FPL Associates L.P. was paid $15,100 for its services to the Compensation Committee in 2013, and Ferguson Partners, L.P. was paid $100,000 upon engagement, $100,000 30 days after engagement, $100,000 60 days after engagement and $150,000 when Washington REIT hired its new Chief Executive Officer, for its services to the Special Committee. The Compensation Committee considered the potential for conflicts associated with the engagement of FPL Associates L.P. and Ferguson Partners, L.P., including the services to be provided by Ferguson Partners, L.P., the amount of fees to be received by FPL Associates L.P. and Ferguson Partners, L.P. as a percentage of the total revenue of FPL Associates L.P. and the policies and procedures adopted by FPL Associates L.P. designed to prevent conflicts of interest. Based upon the fact that both FPL Associates L.P. and Ferguson Partners, L.P. were selected by independent committees and not recommended or selected by management, the advice from the two consultants would address related matters, the fee payable to Ferguson Partners, L.P. was structured to minimize or eliminate conflicting interests and FPL Associates L.P. had adopted policies intended to identify potential conflicts and procedures intended to prevent improper influence, the Compensation Committee concluded that the engagement of Ferguson Partners, L.P. did not constitute a conflict of interest likely to compromise the independence of the advice provided by FPL Associates L.P. to the Compensation Committee, and the Compensation Committee approved the engagement of Ferguson Partners, L.P. to assist the Special Committee.
Role of Executives in Establishing Compensation
The Compensation Committee believes management input is important to the overall effectiveness of Washington REIT's executive compensation program. The Compensation Committee believes that even the best advice of an independent consultant must be combined with management input and the business judgment of the Compensation Committee members to arrive at a proper alignment of compensation philosophy, programs and practices. The Chief Executive Officer, the Executive Vice President - Accounting, Administration and Corporate Secretary, the Executive Vice President and Chief Financial Officer and the Senior Vice President and General Counsel are the management members who interact most closely with the Compensation Committee. These individuals work with the Compensation Committee to provide their perspective on compensation strategies and how to align them with our business strategy. They also provide feedback on how well our compensation programs appear to be working.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to Washington REIT that the Compensation Discussion and Analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE
Edward S. Civera, Compensation Committee Chairman
William G. Byrnes, Compensation Committee Member
Thomas Edgie Russell, III, Compensation Committee Member
Wendelin A. White, Compensation Committee Member

Compensation Tables
Summary Compensation Table
The Summary Compensation Table has been prepared to comply with the disclosure requirements of the SEC. The Summary Compensation Table includes as compensation for the indicated year all incentive compensation awards granted in that year, even though the awards were made with respect to performance in other years.  For example, 2011 compensation indicated in the Summary Compensation Table includes a three-year performance-based LTIP award granted in 2011 even though the payout amount was not determined until the end of the performance period (i.e., December 31, 2013). For a more complete explanation, please refer to footnote (1) below. For an alternative view that we believe more accurately reflects incentive compensation received for a given year, we urge you to refer to the Total Direct Compensation Table on page 33.

(a)	(b)	(c)	(e)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Stock Awards (1) (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (4) ($)	Total ($)
Paul T. McDermott	2013	$126,923	$537,810	$—	$—	$30,541	$695,274
President and Chief Executive
Officer

George F. McKenzie	2013	538,935	391,308	290,000	193	123,178	1,343,614
Retired President and Chief	2012	500,000	74,994	361,500	—	123,028	1,059,522
Executive Officer	2011	460,000	2,817,824	533,048	—	115,270	3,926,142	(1)

William T. Camp	2013	350,000	220,654	199,500	—	70,619	840,773
Executive Vice President, Chief	2012	350,000	52,512	215,250	—	70,469	688,231
Financial Officer	2011	340,000	1,302,045	323,612	—	68,771	2,034,428	(1)

Laura M. Franklin	2013	350,000	220,262	199,500	—	60,703	830,465
Executive Vice President,	2012	350,000	52,512	215,250	—	60,553	678,315
Accounting, Administration and	2011	340,000	1,309,101	328,168	—	59,095	2,036,364	(1)
Corporate Secretary

James B. Cederdahl (5)	2013	288,000	132,476	118,000	—	55,036	593,512
Senior Vice President,	2012	275,083	38,564	132,480	—	54,886	501,013
Property Operations

Thomas L. Regnell	2013	288,000	126,723	118,000	—	61,426	594,149
Senior Vice President and	2012	288,000	43,213	126,720	—	61,276	519,209
Managing Director, Office Division	2011	280,000	861,720	188,720	—	59,842	1,390,282	(1)

(1)
Column (e) represents the total grant date fair value of all equity awards computed in accordance with FASB ASC Topic 718. At the time of grant, it was not possible to predict the extent to which the performance measures for the three-year LTIP concluding December 31, 2013, would be achieved or the final award that would ultimately be realized by the NEO. The estimated grant date fair value of such three-year LTIP awards included for 2011 are as follows:

Grant Date Fair Value of Three-Year LTIP Awards Granted in 2011
George F. McKenzie	$2,276,800
William T. Camp	978,418
Laura M. Franklin	978,418
Thomas L. Regnell	672,980

For performance-based awards, the amounts are based on the probable outcome of the performance conditions as of the grant date. The 2011 year includes the grant date fair value of the three-year performance-based LTIP award which was based on achieving various performance objectives within a performance period commencing January 1, 2011 and concluding December 31, 2013. The assumptions used in the grant date fair value calculations for the 40% component of the LTIP award based on absolute and relative TSR are included in Note 7 to the consolidated financial statements contained in our Form 10-K for the fiscal year ended December 31, 2013. For the remaining 60% component of the LTIP based on strategic plan fulfillment, the grant date fair value was determined to be target performance level. For an alternative view that we believe more accurately reflects incentive compensation received for a given year, we urge you to refer to the Total Direct Compensation Table on page 33.

(2)
No common share awards granted to the NEOs listed above were forfeited during 2013, 2012 or 2011. Due to change in payout timing in the officer plan, the performance-based STIP award for 2013 was granted in 2014 and is not reflected in “Stock Awards” column (e). For an alternative view that we believe more accurately reflects incentive compensation received for a given year, we urge you to refer to the Total Direct Compensation Table on page 33.

(3)
The NEOs non-equity incentive plan compensation for 2013, 2012 and 2011, which is reported in this table, was determined by the Compensation Committee at its January 26, 2014, January 22, 2013 and December 1, 2011 meetings, respectively. For 2013 and 2012, the cash award was paid in February 2014 and February 2013, respectively. For 2011, 80% of the cash award was paid shortly after the meeting with the remaining 20% paid out in February 2012. The payments were recorded as expenses for the year to which they relate.

(4)
For 2013, the amounts shown in column (i) include matching contributions to Washington REIT's 401(k) Plan of $7,650 for each NEO (except Mr. McDermott) and auto allowances. The 2013 amount for Mr. McDermott also includes $21,249 in SERP contributions and the payment of legal fees in connection with his employment letter. In addition, the 2013 amounts also include term life insurance premiums and SERP contributions as follows: $6,786 and $95,004, respectively, for Mr. McKenzie; $2,717 and $54,252, respectively, for Mr. Camp; $1,549 and $45,504, respectively, for Ms. Franklin; $2,252 and $35,976, respectively, for Mr. Cederdahl; and $1,590 and $46,080, respectively, for Mr. Regnell.

(5)	Mr. Cederdahl was promoted to Senior Vice President during 2012.

Total Direct Compensation Table
The SEC's calculation of total compensation, as shown in the 2013 Summary Compensation Table set forth on page 31, includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by the NEOs in a particular year. To supplement the SEC-required disclosure, we have included the additional table below, which shows the equity incentive compensation awards that were actually received with respect to the applicable year, not the year the award was made.

(a)	(b)	(c)	(e)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total Direct Compensation ($)
Paul T. McDermott	2013	$126,923	$537,810	$—	$—	$30,541	$695,274
President and Chief Executive Officer

George F. McKenzie	2013	538,935	1,010,006	290,000	193	123,178	1,962,312
Retired President and Chief Executive	2012	500,000	361,500	361,500	—	123,028	1,346,028
Officer	2011	460,000	1,263,064	533,048	—	115,270	2,371,382

William T. Camp	2013	350,000	505,506	199,500	—	70,619	1,125,625
Executive Vice President, Chief	2012	350,000	215,250	215,250	—	70,469	850,969
Financial Officer	2011	340,000	753,022	323,612	—	68,771	1,485,405

Laura M. Franklin	2013	350,000	505,506	199,500	—	60,703	1,115,709
Executive Vice President, Accounting,	2012	350,000	215,250	215,250	—	60,553	841,053
Administration and Corporate	2011	340,000	760,078	328,168	—	59,095	1,487,341
Secretary

James B. Cederdahl	2013	288,000	298,057	118,000	—	55,036	759,093
Senior Vice President,	2012	275,083	127,830	132,480	—	54,886	590,279
Property Operations

Thomas L. Regnell	2013	288,000	319,665	118,000	—	61,426	787,091
Senior Vice President and Managing	2012	288,000	126,720	126,720	—	61,276	602,716
Director, Office Division	2011	280,000	426,685	188,720	—	59,842	955,247

(1)
These amounts differ substantially from the amounts reported as Stock Awards in column (e) in the Summary Compensation Table required under SEC rules and are not a substitute for the amounts reported in the Summary Compensation Table. Total Direct Compensation in this table represents: (1) total compensation, as determined under applicable SEC rules and as set forth in column (j) in the Summary Compensation Table on page 31, minus (2) the aggregate fair value of equity awards as reflected in the Stock Awards column (e) in the Summary Compensation Table, plus (3) incentive compensation awards that were actually received with respect to the applicable performance year.

Grants of Plan-Based Awards
The following table presents information regarding restricted share awards granted to the NEOs during 2013.

(a)	(b)	(f)	(g)	(h)	(i)		(l)
Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Paul T. McDermott	10/1/2013	—	—	—	21,000	(1)	$537,810

George F. McKenzie	1/1/2013	—	—	—	2,868	(2)	74,998
	2/12/2013	—	—	—	10,956	(3)	286,499
	2/12/2013	—	—	—	1,140	(4)	29,811

William T. Camp	1/1/2013	—	—	—	2,008	(2)	52,509
	2/12/2013	—	—	—	6,224	(3)	162,758
	2/12/2013	—	—	—	206	(4)	5,387

Laura M. Franklin	1/1/2013	—	—	—	2,008	(2)	52,509
	2/12/2013	—	—	—	6,224	(3)	162,758
	2/12/2013	—	—	—	191	(4)	4,995

James B. Cederdahl	1/1/2013	—	—	—	1,652	(2)	43,200
	2/12/2013	—	—	—	3,414	(3)	89,276

Thomas L. Regnell	1/1/2013	—	—	—	1,652	(2)	43,200
	2/12/2013	—	—	—	3,194	(3)	83,523

(1)	Amount represents a service-based restricted share award that vest over three years, with one-third vesting on each anniversary of the date of the grant pursuant to Mr. McDermott's employment letter.

(2)	Amounts represent service-based restricted share awards pursuant to the STIP that vest over three years, with one-third vesting on each anniversary of the date of the grant.

(3)	Amounts represent performance-based restricted share awards pursuant to the STIP that vest over three years, with one-third vesting at the end of each year.

(4)	Amounts represent employer matching contribution shares made in connection with the 2013 deferral elections under the deferred compensation plan.
For unvested and vested restricted shares, an amount equal to the dividends granted on the shares is paid at the same time dividends on common shares are paid.

Outstanding Equity Awards at Fiscal Year-End
The following table presents information regarding the outstanding equity awards held by each of the NEOs as of December 31, 2013, including the vesting dates for the portion of these awards that had not vested as of that date.

(a)	(b)	(e)	(f)	(g)	(h)	(i)	(j)
		Option Values			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paul T. McDermott (1)	—			21,000	$490,560	—	$—

George F. McKenzie	—			—	—	—	—

William T. Camp (2)	—			19,836	463,369	—	—

Laura M. Franklin (3)	—			19,969	466,476	—	—

James B. Cederdahl (4)	—			9,970	232,899	—	—

Thomas L. Regnell (5)	—			11,877	277,447	—	—

(1)	Mr. McDermott's share awards listed in column (g) vest according to the following schedule: 7,000 shares will vest on October 1, 2014, 2015 and 2016.

(2)
Mr. Camp's share awards listed in column (g) vest according to the following schedule: 1,217 shares vested on February 18, 2014; 1,199 shares will vest on December 15, 2014; 13,254 shares will vest on December 31, 2014; 1,217 shares will vest on February 18, 2015 and 2,949 shares will vest on December 31, 2015.

(3)
Ms. Franklin's share awards listed in column (g) vest according to the following schedule: 1,217 shares vested on February 18, 2014; 1,199 shares will vest on December 15, 2014; 13,402 shares will vest on December 31, 2014; 1,217 shares will vest on February 18, 2015 and 2,934 shares will vest on December 31, 2015.

(4)	Mr. Cederdahl's share awards listed in column (g) vest according to the following schedule: 396 shares vested on February 18, 2014 and 9,574 shares will vest on August 10, 2014.

(5)
Mr. Regnell's share awards listed in column (g) vest according to the following schedule: 676 shares vested on February 18, 2014; 666 shares will vest on December 15, 2014; 8,245 shares will vest on December 31, 2014 and 2,290 shares will vest on January 18, 2015.

Option Exercises and Stock Vested
The following table shows information concerning the exercise of options during 2013 by each of the NEOs and the value realized on vesting of common share awards in 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Paul T. McDermott	$—	$—	—	$—
George F. McKenzie	—	—	72,214	1,692,749
William T. Camp	—	—	17,863	423,681
Laura M. Franklin	—	—	17,541	413,096
James B. Cederdahl	—	—	8,753	205,504
Thomas L. Regnell	—	—	10,821	254,539
Non-Qualified Deferred Compensation
The following table presents information regarding the contributions to and earnings on the NEOs' deferred compensation balances during 2013 and also shows the total deferred amounts for the NEOs as of December 31, 2013.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last FY ($)(1)	Registrant Contribution in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Paul T. McDermott	$—	$—	$—	$—	$—
George F. McKenzie	120,320	37,937	(8,454)	—	224,948
William T. Camp	21,522	—	(1,384)	—	20,138
Laura M. Franklin	20,005	1,892	(4,062)	—	66,014
James B. Cederdahl	—	—	—	—	—
Thomas L. Regnell	—	—	—	—	—

(1)	The amounts reflected in this column are reported as compensation for the last completed fiscal year in the Summary Compensation Table.

(2)	The amounts reflected in this column were reported as compensation in prior fiscal years and are included in this table due to vesting during the last completed fiscal year.

(3)
The amounts reflected in this column are not included in the Summary Compensation Table because they do not constitute “above-market” or “preferential” earnings, as those terms are defined in SEC Regulation S-K 402(c)(2)(viii)(B).

(4)
The amounts reflected in this column include contributions reported as compensation for the last fiscal year, as set forth in columns (b) and (c), amounts reported as compensation in prior fiscal years and earnings (which were not required to be reported as compensation), less aggregate withdrawals/distributions currently and previously reported in this table.

Potential Payments upon Change in Control
Washington REIT has entered into change in control agreements with the NEO's which entitle them to continuation of compensation and other benefits if Washington REIT is subject to a change in control, the NEO's employment with Washington REIT or its successor is terminated by Washington REIT or its successor, other than for “cause,” or by the NEO for “good reason” and such termination occurs within the 24 or 36 months of the change in control. The formula to calculate the change in control benefit is similar for each of the NEO's, with the variable being whether the benefit will be paid for 24 or 36 months. The formula is as follows:

1.	Continuation of base salary at the rate in effect as of the termination date for a period of 24 or 36 months from the date of termination.

2.
Payment of an annual bonus for each calendar year or partial calendar in which the NEO receives salary continuation as described above, in an amount equal to the average annual short-term incentive plan compensation received during the three years prior to the involuntary termination.

3.
Payment of the full cost of COBRA continuation coverage for the period of time in which salary continuation pursuant to the change in control agreement is paid, up to a maximum of 18 months or until the NEO obtains other comparable coverage, whichever is sooner.

4.
Immediate vesting in all unvested common share grants and restricted share units granted to the NEO under Washington REIT's long-term incentive plan and immediate vesting in the SERP and deferred compensation plans.

The following table lists the NEO's and the estimated amounts they would have become entitled to under their change in control agreements had their employment with Washington REIT terminated on December 31, 2013, under the circumstances described above.

Name	2013 Base Salary ($)	Average 3 Year Bonus ($)	Annual Change in Control Benefit Amount ($)	Change in Control Benefit Formula (# of months)	Vesting of all unvested Share Grants, SERP and Deferred Compensation ($)	Total Change in Control Benefit Amount (1)(2)(3) ($)
Paul T. McDermott	$500,000	$—	$500,000	36	$512,429	$2,012,429
George F. McKenzie	—	—	—	—	—	—
William T. Camp	350,000	492,241	842,241	24	845,613	2,530,095
Laura M. Franklin	350,000	495,279	845,279	24	466,476	2,157,034
James B. Cederdahl	288,000	251,587	539,587	24	232,899	1,312,073
Thomas L. Regnell	288,000	288,960	576,960	24	277,447	1,431,367

(1)	The cost of COBRA continuation benefits has not been included in the total change in control benefit amount, as the value would not be material.

(2)
If the NEO is subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code, the NEO will not receive a tax gross-up payment. Each of our change of control agreements was amended effective November 5, 2012 to eliminate the executive's right to receive a tax “gross-up” payment based on Section 4999 of the Internal Revenue Code. As a result, we no longer have the obligation to provide tax “gross-up” payments to our executives with respect to amounts owed under Section 4999 of the Internal Revenue Code.

(3)	There are no change of control benefits for Mr. McKenzie because he resigned as President and Chief Executive Officer effective September 30, 2013.
Compensation Policies and Risk Management
The Compensation Committee members consider the principal elements of executive and non-executive compensation to determine whether they encourage excessive risk-taking. While the Compensation Committee members focus primarily on the compensation of the executive officers because risk-related decisions depend predominantly on their judgment, they also consider other Washington REIT employees operating in decision-making capacities. The following factors are considered by the Compensation Committee:

•
A significant percentage of compensation is equity-based, long-term compensation under the STIP and LTIP, both of which provided for equity-based compensation. Awards made under the STIP were payable 50% in restricted shares that vest over a three-year period. Awards made under the LTIP were made after a three-year performance period. At the conclusion of such three-year performance period, the LTIP awards were payable (i) 50% in unrestricted shares and (ii) 50% in restricted shares that vest over a one-year period commencing at the conclusion of the three-year performance period. This significant use of restricted shares encouraged our executives to focus on sustaining our long-term performance because unvested awards could significantly decrease in value if our business were not managed with long-term interests in mind.

•
The STIP and LTIP utilized a balanced variety of performance goals. The STIP utilized aggregate financial performance (comprised of Core FFO per share, Core FAD per share and same store NOI growth) at a 60% weighting, strategic acquisition/disposition activity at a 20% weighting and the executive's individual performance compared to individual goals at a 20% weighting. The LTIP utilized absolute TSR (20% weighting), relative TSR (20% weighting) and strategic plan fulfillment (60% weighting). As a result, the benefit plan design contained several performance goals intentionally selected by the Compensation Committee with the goal of aligning executive compensation with long-term creation of shareholder value and fulfillment of Washington REIT's strategic planning objectives.

•
For each executive, the target incentive award was based on a percentage of base salary ranging from 130% to 226% for the STIP (without giving effect to the special STIP amendment for Mr. McKenzie, as described under "Departing CEO Compensation Arrangements") and 65% to 150% (measured on an annualized basis) for the LTIP. For the STIP, the actual award paid to the executive could range from a 51% to 54% of the target incentive award for threshold performance and 172% to 177% of the target incentive award for high performance (again, without giving effect to the special STIP amendment for Mr. McKenzie, as described above under "Departing CEO Compensation Arrangements"). For the LTIP, the actual award paid to the executive could range from a 50% to 53% of the target incentive award for threshold performance and 175% to 180% of the target incentive award for high performance. As a result, the STIP and LTIP contained reasonable award opportunities that were capped at appropriate maximum levels.

•
The Compensation Committee retained discretion under the STIP and LTIP with respect to all or a significant portion of the total awards. Under the STIP, aggregate financial performance, strategic acquisition/disposition activity and the participant's performance compared to individual objectives represented all of the performance goals under the STIP (i.e., 100% of the performance goals are determined in the Compensation Committee's (or Chief Executive Officer's) discretion) (again, without giving effect to the special STIP amendment for Mr. McKenzie, as described above under "Departing CEO Compensation Arrangements"). Under the LTIP, strategic plan fulfillment, which was determined in the Compensation Committee's discretion, carried a 60% weighting.

•
Washington REIT has adopted a stock ownership policy by which each executive is required to maintain a multiple of his or her base salary in common shares. The multiples are 3x (for the Chief Executive Officer), 2x (for Executive Vice Presidents) and 1x (for Senior Vice Presidents and Managing Directors). This ownership policy requires each executive to maintain a meaningful equity interest that could significantly decrease in value if our business were not managed with long-term interests in mind.

•
Washington REIT has adopted a “clawback” policy by which, with respect to any incentive awards granted after March 20, 2013, the Board will have the right to seek or recoup all or any portion of the value of such awards in the event of a material restatement of Washington REIT's financial statements covering any of the three fiscal years preceding the payment of an award which results from fraud or misconduct committed by a recipient of such award.

We believe this combination of factors encouraged prudent management of Washington REIT. In particular, by structuring our compensation programs to ensure that a considerable amount of the wealth of our executives is tied to our long-term health, we believe we discourage executives from taking risks that are not in our long-term interests.
As noted above under “Anticipated Future STIP Modifications” and “Anticipated Future LTIP Modifications,” we are in the process of further revising the STIP and LTIP. The foregoing analysis was based on the STIP and LTIP as they have existed prior to such amendments. Nevertheless, the Compensation Committee expects that many of the general considerations set forth above will continue to apply to the STIP and LTIP after they are amended.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee, composed of Chairman Civera, Messrs. Byrnes and Russell, and Ms. White, was responsible for making decisions and recommendations to the Board with respect to compensation matters. There are no Compensation Committee interlocks and no Washington REIT employee serves on the Compensation Committee.

AUDIT COMMITTEE MATTERS
Audit Committee Report
The Board maintains an Audit Committee, currently comprised of four of Washington REIT's independent trustees. The Board and the Audit Committee believe that the Audit Committee's current member composition satisfies Section 303A of the New York Stock Exchange's listed company manual. The Audit Committee oversees Washington REIT's financial process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accounting firm Ernst & Young LLP is responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and the effectiveness of Washington REIT's internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board.
In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2013, with management, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements and management's assessment of the effectiveness of Washington REIT's internal controls over financial reporting.
The Audit Committee discussed with Washington REIT's independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of Washington REIT's internal controls and the overall quality of Washington REIT's financial reporting.
The Audit Committee reviewed with the independent registered public accounting firm their judgments as to the quality, and not just the acceptability, of Washington REIT's accounting principles and such other matters as are required to be discussed with the Audit Committee by Public Company Accounting Oversight Board Auditing Standards No. 16, Communications with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm their independence from management and Washington REIT. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Washington REIT's Annual Report for filing with the SEC.
THE AUDIT COMMITTEE
William G. Byrnes, Audit Committee Chairman
Edward S. Civera, Audit Committee Member
John P. McDaniel, Audit Committee Member
Anthony L. Winns, Audit Committee Member
Principal Accounting Firm Fees
The following table sets forth the aggregate fees billed to Washington REIT for the years ended December 31, 2013 and 2012 by Washington REIT's independent registered public accounting firm, Ernst & Young LLP. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the public accountant's independence.

	2013	2012
Audit Fees (a)(b)	$1,049,776	$1,055,406
Audit-Related Fees (c)	69,000	60,000
Tax Fees (d)	138,151	174,263
All Other Fees	—	—
Total Fees	$1,256,927	$1,289,669

(a)	Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered.

(b)	Audit fees include the annual audit fee and fees for reviews of offering memorandums, performance of comfort procedures and issuance of comfort and bring down letters.

(c)	Audit-related fees consist of the annual audit fees of certain subsidiaries, notwithstanding when the fees were billed or when the services were rendered.

(d)
Includes fees and expenses for tax services, including tax compliance, tax advice and tax planning, rendered from January through the end of the fiscal year, notwithstanding when the fees and expenses were billed.

Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any decisions to the Committee at its next scheduled meeting.

PROPOSAL 1:
ELECTION OF TRUSTEES
Description of Proposal
Edward S. Civera and Wendelin A. White have been nominated for election as trustees at the Annual Meeting, to serve for a term of three years and until their successors are duly elected and qualify.
Edward S. Civera and Wendelin A. White are currently serving as trustees, and they were recommended for nomination for re-election by the members of the Corporate Governance/Nominating Committee.
Voting Matters
Under our bylaws, the election of the trustees requires the affirmative vote of a majority of the total votes cast for and against such trustee. Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.
If either of Mr. Civera or Ms. White were to become unable or unwilling to stand for election for any reason not presently known or contemplated, the persons named in the enclosed Proxy Card will have discretionary authority to vote pursuant to the Proxy Card for a substitute nominee nominated by the Board, or the Board, on the recommendation of the Corporate Governance/Nominating Committee, may reduce the size of the Board and number of nominees.
THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF MR. CIVERA AND MS. WHITE.

PROPOSAL 2:
RATIFICATION OF AUDITOR
Description of Proposal
The firm of Ernst & Young LLP served as Washington REIT's independent registered public accounting firm for 2013. The Audit Committee has appointed Ernst & Young LLP as Washington REIT's independent registered public accounting firm for 2014.
If this appointment is not ratified by our shareholders, the Audit Committee may re-consider the appointment. Even if the selection is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of Washington REIT.
Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.
Voting Matters
Under our bylaws, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014 requires the affirmative vote of a majority of the votes cast. Abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.
THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS WASHINGTON REIT'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

PROPOSAL 3:
EXECUTIVE COMPENSATION ADVISORY VOTE
Description of Proposal
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act"), we provide our shareholders with the opportunity to vote, on an advisory basis, on the compensation of our named executive officers, or NEOs, as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. This proposal is commonly known as a “say-on-pay” proposal.
Please review the section of this Proxy Statement entitled “Executive Compensation” for additional details regarding our executive compensation program. Such section includes, on page 14, a “CD&A Executive Summary” describing the goals of Washington REIT's executive compensation program and the significant actions taken by the Compensation Committee during the 2013 compensation year.
We are asking our shareholders to indicate their support for our NEO compensation as described in this Proxy Statement. This proposal gives our shareholders the opportunity to express their views on our NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our shareholders to vote FOR the following resolution at the Annual Meeting:
“RESOLVED, that Washington REIT's shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Washington REIT's Proxy Statement for the 2014 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission (Item 402 of Regulation S-K), including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and narrative discussions and the other related tables and disclosure.”
As provided by the Dodd-Frank Act, this vote is advisory, and therefore not binding on Washington REIT, the Board or the Compensation Committee. However, the Board and Compensation Committee value the views of our shareholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our shareholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
Voting Matters
Under our bylaws, approval of the say-on-pay proposal requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.
Notwithstanding the approval requirements set forth in the previous paragraph, the vote remains advisory, and the Board and Compensation Committee value the opinions of the shareholders regardless of whether approval (as defined in the previous paragraph) is actually obtained.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that trustees, officers and persons who own more than 10% of the common shares file initial reports of ownership of the common shares and changes in such ownership with the SEC. To Washington REIT's knowledge, based solely on a review of copies of forms submitted to Washington REIT during and with respect to 2013 and on written representations from our trustees and executive officers, all required reports were filed on a timely basis during 2013 except one report. Ms. White did not timely file a Form 4 in 2013 reporting a single transaction due to a failure by her brokerage firm to comply with her express instructions to undertake no transactions in Washington REIT shares without her prior approval.
Annual Report
Washington REIT's 2013 Annual Report to Shareholders is being mailed or made available electronically to shareholders concurrently with this Proxy Statement and does not form part of proxy solicitation material.
Shareholders may also request a free copy of our 2013 Annual Report on Form 10-K, including applicable financial statements, schedules and exhibits by sending a written request to: Washington Real Estate Investment Trust, 6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852, Attention Investor Relations. Alternatively, shareholders can access the 2013 Form 10-K and other financial information on our website at: http://www.writ.com.
Code of Ethics
Washington REIT has adopted a Code of Ethics that applies to all of its trustees, officers and employees. The Code of Ethics is available on our website, www.writ.com. A copy of the code is also available upon written request. Washington REIT intends to post on our website any amendments to, or waivers from, the Code of Ethics promptly following the date of such amendment or waiver.
Corporate Governance Guidelines
Washington REIT has adopted Corporate Governance Guidelines. Our Corporate Governance Guidelines, as well as the Committee Charters, are available on our website, www.writ.com, and upon written request.
Solicitation of Proxies
Solicitation of proxies may be made by mail, personal interview, telephone or other means by officers, trustees and employees of Washington REIT for which they will receive no compensation in addition to their normal compensation. Washington REIT may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of common shares that those companies or persons hold of record. Washington REIT will reimburse these forwarding expenses. The cost of the solicitation of proxies will be paid by Washington REIT.
Washington REIT has also hired MacKenzie Partners, Inc. to assist in distributing and soliciting proxies and will pay approximately $8,000 plus expenses for these services.
Householding of Annual Meeting Materials
Some banks, brokers and other nominee record holders may be “householding” this Proxy Statement and our Annual Report. This means that only one copy of this Proxy Statement and our Annual Report may have been sent to multiple shareholders in one household. We will promptly deliver a separate copy of either document to shareholders who write or call us at the following address or telephone number: Washington Real Estate Investment Trust, 6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852, Attention: Investor Relations; telephone 301-984-9400. Shareholders wishing to receive separate copies of our Proxy Statement and Annual Report in the future, or shareholders currently receiving multiple copies of the Proxy Statement and Annual Report at their address who would prefer that only a single copy of each be delivered there, should contact their bank, broker or other nominee record holder.
2015 Annual Meeting
Rule 14a-8 Shareholder Proposals
Under SEC Rule 14a-8, a shareholder may present a proposal to be considered for inclusion in the Proxy Statement relating to our 2015 Annual Meeting. These proposals must be addressed to our Corporate Secretary, sent to our corporate headquarters and received by Washington REIT no later than November 28, 2014. In addition, they must otherwise be in compliance with applicable laws and SEC regulations.

Nominations and Other Business
Nominations of individuals for election as a trustee and other shareholder proposals (i.e., not under SEC Rule 14a-8) for our 2015 Annual Meeting must, in each case, be made pursuant to timely notice in writing to our Corporate Secretary. The notice must set forth certain information concerning the nomination or proposal, as specified in our current bylaws. Any shareholder who wishes to make such a nomination or proposal must notify us in accordance with our bylaws between October 29, 2014 and 5:00 p.m., Eastern time, on November 28, 2014. The presiding officer of the meeting will refuse to acknowledge any nomination or proposal not made in compliance with the foregoing procedures.

/s/ Laura M. Franklin
Laura M. Franklin
Corporate Secretary

March 28, 2014

Washington Real Estate Investment Trust

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Daylight Time, on May 15, 2014.

Vote by Internet

- Go to **www.envisionreports.com/wre**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT AUTHORIZED A PROXY TO VOTE VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Trustees unanimously recommends a vote FOR the listed trustee nominees and FOR Proposals 2 and 3.

1. Election of Trustees:

Nominee	For	Against	Abstain
01 - Edward S. Civera	☐	☐	☐
02 - Wendelin A. White	☐	☐	☐

Proposal	For	Against	Abstain
2. Proposal to ratify appointment of Ernst & Young LLP as independent registered public accounting firm for 2014	☐	☐	☐
3. Advisory vote on compensation of named executive officers (say-on-pay)	☐	☐	☐

4. In the discretion of the proxies on such other business as may properly come before the meeting

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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▼ IF YOU HAVE NOT AUTHORIZED A PROXY TO VOTE VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Washington Real Estate Investment Trust

PROXY FOR 2014 ANNUAL MEETING OF SHAREHOLDERS MAY 15, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned shareholder of Washington Real Estate Investment Trust, a Maryland real estate investment trust (the "Company"), hereby appoints Paul T. McDermott and Laura M. Franklin, or either of them, with full power of substitution in each of them, as proxies for the undersigned to attend the Annual Meeting of Shareholders of the Company to be held on May 15, 2014 at the office of Arent Fox LLP, 1717 K Street, NW, Washington, D.C. at 8:30 a.m., and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement, the terms of each which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

ALL PROPERLY EXECUTED PROXIES WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED THEREIN. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTIONS ARE SPECIFIED, PROXIES WILL BE VOTED "FOR" THE ELECTION OF THE TRUSTEE NOMINEES LISTED ON THE PROXY CARD, "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014 AND "FOR" APPROVAL OF OUR EXECUTIVE COMPENSATION PROGRAM. ALL PROXIES WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER TO PROPERLY COME BEFORE THE MEETING (OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF), UNLESS OTHERWISE INSTRUCTED ON THE PROXY CARD.